As filed with the Securities and Exchange Commission on April 11, 2001
                                                  Registration No. 333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                          --------------
                                                             FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                                                          --------------
                      United Pan-Europe Communications N.V.
             (Exact name of registrant as specified in its charter)

 The Netherlands                  4841                            98-0191997
 (State or other      (Primary Standard Industrial             (I.R.S. Employer
 jurisdiction of      Classification Code Number)            Identification No.)
 incorporation or
  organization)

                                Boeing Avenue 53
                             1119 PE, Schiphol Rijk
                                 The Netherlands
                                 +31 20 778 9400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 --------------
                           Michael T. Fries, Chairman
                            c/o UnitedGlobalCom, Inc.
                      4643 South Ulster Street, Suite 1300
                             Denver, Colorado 80237
                                 (303) 770-4001
 (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 --------------
                                   Copies to:

Garth B. Jensen, Esq.                James Healy, Esq., Richard Ely, Esq.
Holme Roberts & Owen LLP             Skadden, Arps, Slate, Meagher & Flom LLP
1700 Lincoln, Suite 4100             One Canada Square - 39th Floor
Denver, Colorado 80203               Canary Wharf
(303) 861-7000                       London E14 5DS England
                                     (011) 44-20-7519-7000
                                 --------------
Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             ----------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
 Title of each class of                                        Proposed maximum
 securities                     Number of         Price per        aggregate             Amount of
 to be registered              Securities         Security      offering price          registration fee

-----------------------------------------------------------------------------------------------------------


Rights to subscribe for        125,000,000       Nil             Nil                     Nil
one ordinary share A (in
the form of ordinary
shares or American
Depositary Shares)

Ordinary Shares A to be        125,000,000       $7.2104(2)     $901,306,895            $225,326.72
issued upon exercise of
subscription rights (1)
-----------------------------------------------------------------------------------------------------------

(1) In the form of ordinary shares A or American Depositary Shares. Each American Depositary Share represents one ordinary share A. A separate registration statement on Form F-6 will be filed for the registration of American Depositary Shares evidenced by the American Depositary Receipts issuable upon the deposit of the ordinary shares A registered hereby.

(2) The subscription price is Euro8.00 per ordinary share A ($7.2104 per ordinary share A based on the U.S. dollar - Euro exchange rate on April 4,
     2001). The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE + +CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT +
+FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS         +
+PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO   +
+BUY THESE SECURITIES IN ANY JURISDICTION.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++



             Prospectus subject to completion, dated April 11, 2001.

                                   [UPC LOGO]

                          125,000,000 Ordinary Shares A
         in the form of Ordinary Shares A or American Depositary Shares
                               ------------------

         United Pan-Europe Communications N.V. is issuing a maximum of ___ ordinary shares A at a price of Euro8.00 per ordinary share A. UPC is also offering American Depositary Shares ("ADSs") at the U.S. dollar equivalent of Euro8.00 per ADS. At the exchange rate for April 4, 2001, Euro8.00 represents $7.21. Each ADS represents one ordinary share A. In connection with the issue of ordinary shares A, each holder of ordinary shares A will receive ____ transferable ordinary share rights for every ____ ordinary shares A held by that holder after the close of trading of the ordinary shares A on the Official Segment of the stock market of Euronext Amsterdam N.V. on ___________, 2001. The rights permit holders to subscribe for a total of 125,000,000 ordinary shares A in the form of ordinary shares A or ADSs for a subscription price of Euro8.00 per share. Only holders of ordinary share rights can subscribe for the newly issued ordinary shares A. Each ordinary share right gives its holder the right to subscribe for one newly issued ordinary share A. In connection with the offering of ADSs, each holder of ADSs will receive ___ transferable ADS rights for every __ ADSs held by that holder at ___ p.m. New York City time on ________ __, 2001. Only holders of ADS rights can subscribe for the offered ADSs. Each ADS right gives its holder the right to subscribe for one ADS. We have made arrangements for you to pay the ADS subscription price in U.S. dollars.

         Ordinary share rights expire at __ p.m. Amsterdam time on ___________, 2001 and ADS rights expire at __ p.m. New York City time on _____________, 2001.

         UnitedGlobalCom, Inc., our majority shareholder, has agreed to exercise all of the ordinary share rights and ADS rights held by it immediately prior to the expiration of such rights and to subscribe, at the issue price of Euro8.00 per ordinary share A and the U.S. dollar equivalent of Euro8.00 per ADS, and pay for any ordinary shares A or ADSs that holders of ordinary share rights or ADS rights have not subscribed for. United also has agreed to purchase and pay for an additional number of ordinary shares A in a placement directly to United at Euro11.40 per ordinary share A, the average closing price of our ordinary shares A over the five trading days ended February 21, 2001, the date two days before the rights offering was announced. The number of ordinary shares A United would purchase and pay for in this placement will be set such that the aggregate price of ordinary shares A and/or ADSs, as the case may be, purchased and paid for by United as part of the rights offering and the placement together equals Euro1.0 billion.

         UPC's ordinary shares A are traded on the Official Segment of the stock market of Euronext Amsterdam under the symbol "UPC" and ADSs representing UPC's ordinary shares A are traded on the Nasdaq National Market under the symbol "UPCOY." On ______, 2001, the last reported sale price of UPC's ordinary shares A on the Official Segment of the stock market of Euronext Amsterdam was Euro__ per ordinary share A. On ________, 2001, the last reported sale price of UPC's ADSs on the Nasdaq National Market was $______ per ADS.

         The ordinary share rights will trade on the Official Segment of the stock market of Euronext Amsterdam. We do not intend to apply for the ADS rights to be traded on the Nasdaq National Market or any stock exchange, but you may trade them in the over-the-counter market.

         See "Risk Factors" on page ___ to read about factors you should consider before exercising your rights to subscribe for ordinary shares A or ADSs.
                               ------------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                                                             Per ordinary share A
                                                                   and ADS              Total
                                                      ---------------------------       -----


   Price to shareholders and holders of ADS..........     Euro8.00                    Euro1,000,000,000
   Underwriting discount.............................     Nil                         Nil

   Proceeds, before expenses, to UPC.................     Euro8.00                    Euro1,000,000,000

                               ------------------

                      Prospectus dated ____________, 2001.

The terms "we," "us," "our" and similar terms refer to UPC.

                               ------------------

We take responsibility for the accuracy and completeness of the information contained in this prospectus. We confirm that the information contained in this prospectus is in all material respects true and accurate and that there are no other facts the omission of which would make any statement in this prospectus misleading in any material respect.

                               ------------------

In connection with the rights offering, the dealer managers may overallot or effect transactions that stabilize or maintain the market prices of the ordinary shares A, ADSs, ordinary share rights and ADS rights at levels which might otherwise not prevail in the open market. Stabilizing transactions may be effected on the Official Segment of the stock market of Euronext Amsterdam, on the Nasdaq National Market, in the over-the-counter market or otherwise. If such stabilizing activities are commenced, they may be discontinued at any time and, in any event, will be discontinued not later than 30 days after the closing of the rights offering.

                               ------------------

                                Table of Contents


Prospectus Summary...........................................................................................1
Risk Factors.................................................................................................6
Use of Proceeds.............................................................................................13
Dividend Policy.............................................................................................13
Capitalization..............................................................................................14
Selected Consolidated Financial Data........................................................................15
Business ...................................................................................................16
The Rights Offering.........................................................................................21
Determination of Issue Price................................................................................27
Description of Share Capital................................................................................28
Description of American Depositary Shares...................................................................31
Summary of Additional Material Provisions of Our Articles of Association and Other Matters..................38
Shares Eligible for Future Sale.............................................................................41
Certain Netherlands Tax Considerations......................................................................42
Certain U.S. Federal Income Tax Consequences................................................................48
Dealer Manager Arrangements.................................................................................51
Legal Matters...............................................................................................51
Experts  ...................................................................................................51
Enforcement of Civil Liabilities............................................................................52
Forward Looking Statements..................................................................................52
Available Information.......................................................................................52
Information Incorporated by Reference.......................................................................53

                               PROSPECTUS SUMMARY

         This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before exercising your rights. You should carefully read the entire prospectus, especially the risks of investing in our ordinary shares A and ADSs discussed under "Risk Factors."

                  GENERAL INFORMATION ABOUT US AND OUR BUSINESS

         We own and operate broadband communications networks or services in 17 countries in Europe and in Israel. Our subscriber base is the largest of any group of broadband communications networks operated across Europe. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. We plan to reach this goal by increasing the penetration of our new services, such as digital video, telephone and internet, primarily within our existing customer base.

         Our operations are organized into three principal divisions. UPC Distribution comprises our local operating systems, delivers video and, in many of our Western European systems, telephone and internet services ("the triple play") to our residential customers. UPC Media comprises our internet access business and converging internet content and programming businesses, which provide their products and services to us, as well as third parties. We are in the process of spinning-off our third division, Priority Telecom CLEC, as the provider of telephone and data network solutions to the business market.

                             RIGHTS OFFERING SUMMARY

Ordinary shares A, including ordinary shares Arepresented by ADSs, outstanding as of April 10, 2001.....................

41,246,729


Ordinary shares A, including ordinary shares A represented by ADSs, offered.....................

125,000

Ordinary shares A, including ordinary shares A
represented by ADSs, outstanding after the rights
offering, assuming full subscription of the rights
offering.....................

566,246,729 ordinary shares A, excluding approximately 40.6 million ordinary shares A to be issued in a separate placement to UnitedGlobalCom, Inc. ("United").

Backstop arrangement with United and placement to
United.....................

United has agreed to exercise all of the ordinary share rights and ADS rights held by it immediately prior to the expiration of such rights and to subscribe, at the issue price of Euro8.00 per ordinary share A and the U.S. dollar equivalent of Euro8.00 per ADS, and pay for any ordinary shares A or ADSs that holders of ordinary share rights or ADS rights have not subscribed for. United also has agreed to purchase and pay for an additional number of ordinary shares A in a placement directly to United at Euro11.40 per ordinary share A, the average closing price of our ordinary shares A over the five trading days ended February 21, 2001, the date two days before the rights offering was announced. The number of ordinary shares A United would purchase and pay for in this placement will be set such that the aggregate price of ordinary shares A and/or ADSs, as the case may be, purchased and paid for by United as part of the rights offering and the placement together equals Euro1.0 billion. In the event that the rights offering is fully subscribed, we would raise approximately an additional Euro463 million from this placement of ordinary shares A to United.


Beneficial ownership and voting power of United.....................

As of April 10, 2001, United beneficially owned approximately 53.7% of our outstanding ordinary shares A. Depending upon the number of ordinary shares A and ADSs purchased by others upon exercise of ordinary share rights and ADS rights, respectively, United will beneficially own approximately between 56.8% and 63.9% of our outstanding ordinary shares A upon completion of the rights offering and the placement to United. See "The Rights Offering - Backstop arrangement with United and placement to United" below.

Use of  proceeds.....................

Depending upon the number of ordinary shares A and ADSs purchased by shareholders and ADS holders other than United upon exercise of ordinary share rights and ADS rights, respectively, the aggregate proceeds to us from the rights offering and the separate placement to United (if any) will be between Euro1.0 billion and approximately Euro1.463 billion, before deducting offering expenses payable by us. It is currently anticipated that the net proceeds will be used for general corporate purposes, including working capital, acquisitions and other business opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments.

Preemptive rights.....................

Statutory preemptive rights are precluded with respect to the rights offering and the placement with United.

Holders of ordinary shares A in bearer form Ordinary share
rights.....................

We will grant _____ transferable ordinary share rights for every _____ ordinary shares A you own of record after the close of trading of the ordinary shares A on the Official Segment of the stock market of Euronext Amsterdam on the ordinary share rights record date.

Issue price.....................

Euro8.00  per  ordinary  share  A

Ordinary  share rights record  date.....................

May _____,  2001

Ordinary share rights expiration date.....................

____ p.m. Amsterdam time on _______, 2001

Ordinary  share rights  subscription  period.....................

May _____,  2001 to ________, 2001

Ordinary share subscription agent.....................

-----

Method of  subscription.....................

Your bank through which you hold your existing ordinary shares A will normally be responsible for informing you of the number of ordinary share rights you are entitled to. If you want to exercise your ordinary share rights, you should instruct your bank in accordance with the instructions received from it. Upon such instruction, your bank will be responsible for instructing in turn the ordinary share subscription agent to exercise your ordinary share rights.

Method of payment.....................

You should pay the issue price for the new ordinary shares A you have subscribed for in accordance with the instructions received from your bank through which you hold your existing ordinary shares A. Your bank will in turn pass such issue price to the ordinary share subscription agent, which will in turn pass it to us.

Transfer of ordinary share rights.....................

Ordinary share rights may be exercised or sold and transferred. Ordinary share rights will trade on the Official Segment of the stock market of Euronext Amsterdam. If you want to sell all or part of your ordinary share rights, you should instruct your bank accordingly in accordance with the instructions received from it.

Delivery  of  ordinary  shares  A.....................

All ordinary shares A in bearer form issued upon exercise of ordinary share rights will be embodied in the existing single global share certificate lodged with NECIGEF on _____________, 2001.


Listing.....................

Our ordinary shares A in bearer form are traded on the Official Segment of the stock market of Euronext Amsterdam under the symbol "UPC." The ordinary share rights will also trade on the Official Segment of the stock market of Euronext Amsterdam.

Holders of ADSs
ADS rights.....................

We will grant _____ transferable ADS rights for every _____ ADS you own of record at 5:00 p.m. New York City time on the ADS rights record date.


Estimated U.S. dollar ADS issue price per
ADS.....................

U.S. dollar equivalent of Euro8.00 per ADS, estimated at $7.21. As described in "The Rights Offering - The rights offering to holders of ADSs," we have made arrangements with the ADS subscription agent, for you to pay the ADS issue price at this estimated U.S. dollar amount. To the extent the estimated U.S. dollar price is less than the actual U.S. dollar equivalent of the ADS issue price as of _______, 2001, you will be required to pay the difference. To the extent the estimated U.S. dollar price is higher, you will receive a refund of the excess.


ADS rights record date.....................

May _____, 2001


ADS rights expiration date.....................

____ p.m. New York City time on _______, 2001.

ADS rights subscription period.....................

May _____, 2001 to ________, 2001


ADS subscription agent and ADS depositary.....................

Citibank, N.A.


Method of subscription and payment.....................

You can exercise your ADS rights by the delivery of a properly executed warrant, together with payment in full of the ADS issue price, to the ADS subscription agent by no later than _____ p.m. New York City time on _________, 2001.


Transfer of ADS rights.....................

We do not intend to apply for the ADS rights to be traded on the Nasdaq National Market. However, ADS rights may be exercised, sold or assigned to others. ADS rights may be bought or sold through banks or brokers. You may place an order with the ADS subscription agent to sell all or part of your ADS rights, whether or not in connection with a subscription. The ADS subscription agent must receive your order prior to _____ p.m. New York City time on _______ __, 2001. No ADS right may be sold, assigned or otherwise transferred after 5:00 p.m. New York City time on _______, 2001. If only a portion of the ADS rights are to be sold by the ADS subscription agent, your warrant must include instructions as to the action to be taken with respect to your ADS rights that are not to be sold.


Delivery of ADRs.....................

The ADS depositary will provide you with American Depositary Receipts ("ADRs") evidencing your new ADSs as soon as practicable after _______, 2001, provided that you have paid the ADS subscription agent any shortfall arising from the conversion of a U.S. dollar payment.


Listing.....................

ADSs representing our ordinary shares A are traded on the Nasdaq National Market under the symbol "UPCOY." We do not intend to apply for the ADS rights to be traded on the Nasdaq National Market or any stock exchange, but you may trade them in the over-the-counter market.



For additional information regarding the rights offering, see "The Rights Offering."

Authorization.

The resolution of our Board of Management by means of which the ordinary shares A and the ADSs will be issued, passed on [date] and was duly authorized by a resolution of our Supervisory Board passed on February 13, 2001, and was approved by written consent of holders of priority shares on [date]..

Certain Netherlands Tax Considerations.

Deemed resident individuals of The Netherlands will generally be taxed at 30% on a fixed 4% return on the individual's yield basis (rendementsgrondslag), regardless of the actual income, gains and/or losses realised. The ordinary shares A and/or ADSs and/or rights will be part of the individual's yield basis. Deemed resident corporations of The Netherlands will generally be subject to Netherlands corporation tax for the income, gains and/or losses realised as regards the ordinary shares A and/or ADSs and/or rights, unless the corporation's investment in the ordinary shares A and/or ADSs and/or rights qualifies for the participation exemption (deelnemingsvrijstelling). Non-resident holders of the ordinary shares A and/or ADSs and/or rights, generally will not be subject to Netherlands income tax. On dividends Netherlands dividend tax may be withheld. Exemptions may apply to the foregoing tax treatment exemptions may apply. Special provisions apply to substantial interest holders (aanmerkelijk belanghouders). See "Certain Netherlands Tax Considerations."

Certain U.S. Federal Income Tax Consequences.

For U.S. federal income tax purposes, U.S. holders of rights as of the ADS rights record date or the ordinary share rights record date generally will not recognize taxable income in connection with the distribution to them or exercise by them of rights. U.S. holders of rights may recognize gain or loss upon the sale or exchange of rights or ordinary shares A or ADSs acquired through exercise of the rights. See "Certain U.S. Federal Income Tax Consequences."


                        OUR ADDRESS AND TELEPHONE NUMBER

Our office address is Boeing Avenue 53, 1119 PE, Schiphol Rijk, The Netherlands. Our telephone number is +31 20 778 9400.

                                  RISK FACTORS

An investment in the securities offered hereby is subject to a number of risks. You should consider carefully the following risk factors, as well as all of the other information in this prospectus and the information in the documents incorporated by reference. The video, telephone and internet/data service industries are changing rapidly. Therefore, the forward-looking statements and statements of expectations, plans and intent in this prospectus are subject to a greater degree of risk than similar statements regarding certain other industries.

We expect to continue to make net losses for the next five to ten years.

We have experienced net losses every year since we started business in July 1995. Through December 31, 2000, we had recognized cumulative losses of approximately Euro3.1 billion (US$2.9 billion). We expect to incur net losses for at least the next five to ten years.

Our high level of debt and limitations on our capacity to raise capital and invest could slow down growth in subscribers and revenue.

We are highly leveraged. Many of our unconsolidated subsidiaries and affiliates also have long- and short-term debt. Our high level of debt and limitations on our capacity to raise capital and invest reduce our financial flexibility. This could reduce the amount of money available to develop our businesses and result in slower growth in subscribers and revenues than we plan. As of December 31, 2000, we owed Euro8.1 billion (US$7.6 billion) in consolidated debt. We may need to seek significant additional financing in the future which, if available, could result in our incurring significant additional indebtedness. The covenants of our and our subsidiaries' and affiliates' indentures and debt facilities may restrict our and their operations.

As a subsidiary of United, we are restricted by the terms of United's debt instruments in addition to our own debt instruments. We have agreed with United not to take any action that would result in a breach of these terms. This limits our ability to incur more debt and issue certain preferred stock. Our freedom to invest in entities that we do not control is also limited. Even if we do not cause a breach of the terms of United's debt securities, a breach that is caused by United or one of its other subsidiaries could still restrict us from incurring more debt or taking other actions.

Adverse regulation of our video services could limit our revenues and growth plans and expose us to various penalties.

In most of our markets, regulation of video services takes the form of price controls and programming content restrictions. Regulations impose other types of charges on us and restrictions on our ownership and operations, violations of which may lead to monetary penalties or forfeitures of our rights to provide services or facilities. In The Netherlands and Austria, local municipalities have contractual rights that restrict our flexibility to increase prices, change programming and introduce new services. In many countries we may require approval to move channels from our basic tier of service to other higher-priced tiers, a key component of our strategy. UPC Polska, our Polish operating company, is currently operating in certain areas without the necessary permits. Failure to obtain these permits could lead to governmental orders requiring UPC Polska to stop operating in those areas, the imposition of monetary penalties, and forfeiture of our cable networks. Poland also has restrictions with respect to rights to install and operate cable television and direct-to-home broadcasting networks by entities in which foreign ownership exceeds certain limits and in which the majority of governing bodies are not Polish citizens residing in Poland. UPC Polska may not be deemed to be in full compliance with these or other restrictions or regulations. We are subject to pending claims in Israel alleging that we have engaged in certain unlawful acts, including violation of our cable television franchise agreements.

Increased regulatory review may preclude certain arrangements between our content companies and our operating systems.

We have begun facing increased competition regulatory review of our operations in some countries because we own interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. Local operators with whom UPC Media has long term content agreements are subject to exclusivity obligations that allow UPC Media to offer its content products to them to the exclusion of other competing providers. These exclusivity obligations may attract the interest of European Union or national regulatory authorities. European Union and national regulatory agencies or national courts could reduce the period of exclusivity under which we offer our services over the networks of our local operators or could declare that our agreements are null and void, which may require them to be renegotiated. Our competitors may then be able to provide services through our local operators on the same terms and conditions as we have negotiated, or our local operators may offer competing services earlier than we had anticipated in our agreements. Moreover, an agreement containing exclusivity provisions could in some cases give rise to substantial fines imposed by the European Commission and civil liability from third parties. As a result of this regulatory review, we may be precluded from making certain arrangements between our content companies and our operating systems.

Adverse regulation could require us to provide access to our networks to third parties on economic terms and conditions that may be adverse to us.

In The Netherlands there are debates ongoing on the question of what rights should be afforded to third parties in terms of access to cable networks. In the summer of 2000, The Netherlands government committed to producing a legal framework on access to cable networks, in line with the future European Union framework, within two years. The early stages of consultation on this law are now ongoing. In addition, in March of 2001 OPTA (the Netherlands communications regulator) and the NMa (the Netherlands competition authority) published a joint consultation paper regarding the definition of the internet market and whether a distinction should be drawn between broadband and narrowband technologies. It is likely that the findings of this consultation paper will influence the ongoing legislative process to the extent that a separate broadband internet market is defined. In the event that we are required to offer third parties access to our cable infrastructure, without being able to specify the terms and conditions of such access, for the delivery of internet services, internet service providers could potentially provide services that compete with our services over our network infrastructure.

At the European Union level, access to cable networks is not, presently, covered by specific regulation. However, draft directives which are currently under consideration and which are expected to enter into force on December 31, 2001, would, as presently drafted, prevent European Union member states from imposing ex-ante access obligations other than on those operators deemed to have Significant Market Power (re-defined in line with the European Union competition law concept of dominance) in a particular market. All European Union member states, including The Netherlands, are required to adapt their laws in line with any European Union directive. However, there can be no certainty at the moment as to the final form of any such law, if passed, nor of the way in which it will be implemented by the regulatory authorities should it come into force. Nor can there be certainty as to the future requirements of the European Union regulatory regime.

Regulation may increase the cost of offering internet/data services and slow demand.

The internet access business has, to date, not been materially restricted by regulation in our markets. The legal and regulatory environment of internet access and electronic commerce is uncertain, however, and may change. New laws and regulations may be adopted for internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase our costs. It could also slow the growth of electronic commerce on the internet significantly. This could delay growth in demand for our internet/data services and limit the growth of our revenues. New and existing laws may cover issues such as:

o        user privacy,

o        sales and other taxation,

o        consumer protection,

o        characteristics and quality of products and services,

o        cross-border commerce,

o        libel and defamation,

o        copyright and trademark infringement,

o        pornography and indecency, and

o        other claims based on the nature and content of internet materials.

As we become larger, we are beginning to face increased competition regulatory review that may preclude certain acquisitions or other transactions.

Over the last few years, we have grown through acquisition of other companies and systems. We have a substantial presence in some markets, including The Netherlands. Because of our size and position, we often have to seek approval from competition regulators for certain acquisitions. We may be precluded from making certain acquisitions or entering into certain transactions as a result of competition-related regulatory issues. We have begun facing increased competition regulatory review of our operations in some countries because we own interests in both cable television and internet access systems as well as companies that provide content for cable television and internet subscribers. As a result of this regulatory review, we may be precluded from making certain arrangements between our content companies and operating systems.

Any pending or future acquisitions may involve significant risks.

Although we are currently largely in a phase of consolidation, we may still acquire systems for strategic, economic or other reasons. We are often and currently are engaged in discussions or negotiations regarding the acquisition of businesses and systems, some potentially significant in relation to our size. Any pending new acquisitions, as well as future acquisitions, will be accompanied by risks. For example, we may not be able to satisfy conditions that sellers of networks may demand in order to close acquisitions. In addition, there may be significant legal and contractual issues in connection with acquisitions, such as change of control provisions in licenses and agreements, that could delay or prevent completion. Regulatory bodies may impose adverse conditions on the completion of our acquisitions. At the time of closing any new acquisition, we may waive conditions to closing, either because we believe that the condition will be satisfied in the future or because we believe an unsatisfactory resolution would not materially adversely affect us and our subsidiaries as a whole. There is a risk that our beliefs in some of these instances will prove to be incorrect. Further, our ability to consummate future acquisitions may also be constrained by our inability to raise sufficient capital to fund such future acquisitions.

We cannot be certain that we will be successful in integrating acquired businesses with our existing businesses.

Our success depends, in part, upon the successful integration of our recently acquired businesses and any future acquisitions we make. Although we believe that integration of our new acquisitions will result in significant benefits and synergies, the integration of these businesses will also present significant challenges, including:

o realizing economies of scale in interconnection, programming and network operations, and eliminating duplicate overheads, and

o        integrating networks, financial systems and operational systems.

We cannot assure you, with respect to either our new acquisitions or future acquisitions, that we will realize any anticipated benefits or will successfully integrate any acquired business with our existing operations.

Our business is almost entirely dependent on various telecommunications and media licenses granted and renewed by various national regulatory authorities in the territories in which we do business, and without these licenses, a number of our businesses could be severely curtailed.

Licenses are granted for a limited term and they may not be renewed when they expire. For example, the licenses of our Israeli operating company expire in 2001. Regulatory authorities may have the power, at their discretion, to terminate a license (or amend any provisions, including those related to license fees) without cause. If we were to breach a license or applicable law, regulatory authorities could revoke, suspend, cancel or shorten the term of a license or impose fines. Regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we are already licensed. New technologies may permit new competitors to compete in areas where we hold exclusive licenses. National authorities may pass new laws or regulations requiring us to re-bid or reapply for licenses or interpret present laws against us, adversely affecting our business. Licenses may be granted on a temporary basis, and there is no assurance that these licenses will be continued on the same terms. Licenses may require us to grant access to bandwidth, frequency capacity, facilities or services to other businesses that compete for our customers. Accordingly, a number of our businesses could be severely curtailed if those licenses were no longer available or were available at unfavorable terms.

Low demand, competition, unplanned costs, regulation and difficulties with interconnection could hinder the profitability of our telephone services.

Our telephone services may not become profitable for a number of reasons. Our strongest competition will come from incumbent operators. Regulation of the prices charged by the incumbent for the use of network elements and to end users may be critical to our ability to compete with the incumbent operator. Generally our services are not subject to price regulation and the incumbent's are. Also, customer demand could be low, or we may encounter competition and pricing pressure from incumbent and other telecommunications operators. Our network upgrade may cost more than planned. In addition, our operating companies need to obtain and retain licenses and other regulatory approvals for our existing and new services. They may not succeed, and such licenses are currently unavailable in Israel, the Czech Republic and Romania. Furthermore, our operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Problems in negotiating interconnection agreements could delay the introduction or impede the profitability of our telephone services. Not all of our systems have interconnection agreements in place, and interconnection agreements have limited duration and may be subject to regulatory and judicial review. We are negotiating interconnection agreements for our planned telephone markets that do not yet have them. This may involve time-consuming negotiations and regulatory proceedings. While incumbent telecommunications operators in the European Union are required by law to provide interconnection, incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit us to offer profitable telephone services. After interconnection agreements are concluded, we remain reliant upon the good faith and cooperation of the other parties to these agreements for reliable interconnection.

The complexities of the operating systems we need to develop for our new services could increase the costs and slow the introduction of these services.

We only recently began offering digital services and continue to offer new internet and telephone services in existing and new markets. We may not have planned for or be able to overcome all of the problems in introducing these services, especially on the large scale that we hope to achieve. This would impede our planned revenue growth and harm our financial condition.

The new services involve many operating complexities. We will need to develop and enhance new services, products and systems, as well as marketing plans to sell the new services. We are in the process of introducing a comprehensive new billing and customer care system to support our services. However, until the change to the new system is completed, we will continue to use our existing customer care and billing systems. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow successful marketing. These complexities and others may cause the new services not to meet our financial expectations. This could impede our planned revenue growth and harm our financial condition.

The success of our services depends on continued achievement of technological advances.

Technology in the cable and telecommunications industry is changing very rapidly. These changes influence the demand for our products and services. We need to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether we can continue to increase our revenues and the number of our subscribers and be competitive.

We have introduced new services, including:

o        digital services,

o pay-per-view services with frequent starting times, which are known as "near video-on-demand,"

o        high speed data and internet access services, and

o        cable telephone services.

The technologies used to provide these services are in operation in some of our systems as well as systems of other providers. However, we cannot be sure that demand for our services will develop or be maintained in light of other new technological advances.

We expect that new products and technologies will continue to emerge and that existing products and technologies will further develop. These new products and technologies may reduce the prices of our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.

Lack of necessary equipment could delay or impair the implementation and expansion of our new services.

If we cannot obtain the equipment needed for our existing and planned services, our operating results and financial condition may be harmed. For example, a customer will need a digital set-top computer to access the internet or receive our other enhanced services through a television set. These computers are being developed by several suppliers. If there are not enough set-top computers for subscribers, however, we may have to delay our expansion plans. Further, we expect the price for these computers to decrease. If the price for set-top computers does not decrease from current levels as expected, it could impair our ability to offer these services.

Inability to obtain the necessary content could reduce demand for our services.

Our success depends on obtaining or developing affordable and popular video and internet services for our subscribers. We may not be able to obtain or develop enough competitive content to meet our needs. This would reduce demand for our digital video and internet services, limiting their revenues. We rely on other programming suppliers for most of our content although we have committed and will continue to commit substantial resources to obtaining and developing new content. Where appropriate, we have found partners for obtaining new content, and, as necessary, we will continue to seek new partners. We may not, however, find appropriate partners, obtain necessary broadcasting licenses or successfully implement our content plans.

Increased competition in video services could reduce our revenues.

The cable television industry in many of our markets is competitive and changing rapidly. Competition could result in the loss of our customers and a decrease in our revenues. We expect that competition will increase as new entrants, who use multi-channel television technologies different from the technologies our cable systems use, enter our markets. These technologies may include direct-to-home satellite services, private cable systems used by housing associations and multiple unit dwellings, and "wireless" cable transmitted by low frequency radio.

We may also face competition in video services from other communications and entertainment media companies. These could include incumbent telecommunications operators and providers of services over the internet. In some franchise areas, our rights to provide video services are not exclusive. We currently compete with other cable operators and in the future may have to compete with additional cable operators.

The competitiveness of the telephone and internet/data services industries will make it difficult for our new services to enter the market.

In the provision of our telephone and internet/data services, we face competition from incumbent telecommunications operators and other new entrants to these markets. Our telephone service also competes with wireless telephone carriers. In the provision of internet/data services we compete with companies that provide such services using traditional, low speed telephone lines, and we expect to face growing competition from internet service providers that, like us, use higher-speed, higher-capacity cable modems and providers that use other broadband technologies, such as fiber, microwave, satellite and digital subscriber lines. Some of our competitors have more experience in providing telephone and/or internet services than we have and others may be able to devote more capital to these services than we can.

Developing a profitable telephone service will depend, among other things, on whether we can attract and retain customers, maintain competitive prices, and provide high quality customer care and billing services without incurring significant additional costs. Prices for long distance calls have decreased significantly in recent years and we expect them to continue to drop. Increased competition may also push prices down for local telephone services. Regulators may make incumbent telecommunications operators lower their rates or increase their pricing flexibility. Because these are our principal competitors, this could force us to lower our rates to remain competitive.

European use of the internet, electronic commerce and other bandwidth intensive applications may not increase as we expect.

Our business plan assumes that European use of the internet, electronic commerce and other bandwidth intensive applications will continue to increase substantially in the next few years. Our business plan assumes a less rapid increase in Eastern Europe. If the use of applications requiring intensive bandwidth does not increase in Europe as anticipated, subscriptions to chello broadband and other services involving managed bandwidth could be materially lower than we currently anticipate. Reduced demand for our services may have a negative effect on our revenues and our financial condition.

We may not always control our operating companies and joint ventures.

We currently hold a controlling ownership interest in most of our operating companies. From time to time we have acquired non-controlling interests in various companies. In the past we have formed joint ventures by combining certain of our assets with those of our partners and we typically retain an ownership interest in the joint venture proportionate to the value of the assets we contributed. We expect to continue to enter into these types of transactions in the future. In addition, we may sell interests in certain of our operating companies in public offerings or private sales. At some point, we may hold minority voting or economic interests in these joint ventures and operating companies. While we intend to be actively involved in the management of these minority-owned operating companies, we may be precluded from affirmatively controlling these operating companies. If we do not control these companies, we may be unable to cause these operating companies and joint ventures to pay dividends or other distributions to their respective shareholders and may be unable to implement the strategies that we favor.

We will continue to be controlled by United, whose interests may be different from those of other shareholders.

United currently owns about 53.7% of our outstanding ordinary shares A and all of our priority shares. If it converts all of our preference shares and exercises all of our warrants that it holds, its ownership interest will be 54.7% (using a May 28, 2001, preference share conversion rate). Depending upon the number of ordinary shares A and ADSs purchased by shareholders and holders of ADSs other than United upon exercise of ordinary share rights and ADS rights, respectively, United will beneficially own approximately between 56.8% and 63.9% of our outstanding ordinary shares A upon completion of the rights offering and the separate placement to United. As a result, United is able to control the election of all but two of the members of our Supervisory Board. Royal Philips Electronics N.V. has had the right to appoint one member since United acquired 50% of our issued shares from Philips in 1997. In addition, the Discount Group, our partner in our Israeli system, has a contractual right to appoint one director although they have not yet exercised this right. United will be able to determine the outcome of almost all corporate actions requiring the approval of our shareholders. Our priority shares, which are held solely by United, give United additional approval rights over certain of our actions. As a result, United will continue to control substantially all of our business affairs and policies.

Our Supervisory Board has the power to approve transactions in which United has an interest. This power is subject to directors' fiduciary duties to our other shareholders. Nonetheless, conflicts may arise between the interests of United and our other shareholders. For example, United could cause us to provide financial resources to our shareholders. This could limit our current strategy of investing in our new businesses.

We do not intend to pay dividends for the foreseeable future.

We have never paid dividends on our shares. We do not intend to pay dividends in the foreseeable future. The terms of some of our existing debt facilities and indentures prevent us from paying dividends. At the moment, we do not have sufficient shareholders' equity under Netherlands law to make distributions. You should therefore not expect to receive dividends on our shares for the foreseeable future.

We cannot assure that a trading market will develop for the rights, and, even if a market develops, the rights, will be subject to even greater volatility than our ordinary shares A and ADSs.

We intend to list the ordinary share rights on the Official Segment of the stock market of Euronext Amsterdam. We do not intend to apply for the ADS rights to be traded on the Nasdaq National Market or any stock exchange, but you may trade them in the over-the-counter market. We cannot assure that an active trading market will develop for the rights. Even if an active market develops, the trading price of the rights will be extremely volatile. Because the trading price of the rights depends on the trading price of our ordinary shares A and ADSs, the existing volatility of our ordinary shares A and ADSs will magnify the volatility of the rights.

The price of our ordinary shares A and ADSs may decline before or after the rights expire.

We cannot assure you that the public trading market price of our ordinary shares A and ADSs will not decline after you elect to exercise your rights. If that occurs, you will have committed to buy ordinary shares A or ADSs at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of rights you will be able to sell your ordinary shares A or ADSs at a price equal to or greater than the issue price. Until ordinary shares A or ADSs are delivered upon expiration of the rights offering, you may not be able to sell the ordinary shares A or ADSs that you purchase in the rights offering.

If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership of our ordinary shares A or ADSs. In the event that the rights offering is fully subscribed, the separate placement to United of our ordinary shares A will result in a small dilution of your percentage ownership of our ordinary shares A or ADSs.

The rights offering is designed to enable us to raise capital in a manner that gives the opportunity to all shareholders and holders of ADSs to subscribe for newly issued ordinary shares A and ADSs as further described in this prospectus. Our majority shareholder, United, has agreed to exercise all of its rights and to purchase any ordinary shares A or ADSs that holders of ordinary share rights or ADS rights have not subscribed for. To the extent that you do not exercise your rights and ordinary shares A and ADSs in respect of your rights are purchased by United, your proportionate voting interest will be reduced, and the percentage that your original ordinary shares A or ADSs represent of our expanded equity after exercise of the rights will be disproportionately reduced. If no shareholder or ADS holder other than United exercises its rights, United's ownership interests in UPC will increase to approximately 63.9% from approximately 53.7%.

United also has agreed to purchase and pay for an additional number of ordinary shares A in a placement directly to United at Euro11.40 per ordinary share A. The number of ordinary shares A United would purchase and pay for in this placement will be set such that the aggregate price of ordinary shares A and/or ADSs, as the case may be, purchased and paid for by United as part of the rights offering and the placement together equals Euro1.0 billion. In the event that the rights offering is fully subscribed, United would acquire approximately an additional 40.6 million ordinary shares A in this separate placement and United's ownership interest in our ordinary shares A would increase to approximately 56.8% from approximately 53.7%.

We will not pay you interest on funds delivered to the ordinary share subscription agent or the ADS subscription agent pursuant to the exercise of rights.

Once you exercise your rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the ordinary subscription agent nor the ADS subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments.

                                 USE OF PROCEEDS

Depending upon the number of ordinary shares A and ADSs purchased by shareholders and ADS holders other than United upon exercise of ordinary share rights and ADS rights, respectively, the aggregate proceeds to us from the rights offering and the separate placement to United if any will be between Euro1.0 billion and approximately Euro1.463 billion before deducting offering expenses payable by us. We will use the net proceeds for general corporate
purposes,   including   working   capital,   acquisitions   and  other  business
opportunities. Pending application of the proceeds, we may invest the proceeds in short-term, interest-bearing investments.

Prior to completion of the rights offering, we plan to repay our Euro750 million bridge facility from existing cash on hand. See "Capitalization."

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We do not intend to pay dividend for the foreseeable future. Some of our debt facilities currently prohibit us from paying cash dividends. In addition, Netherlands law limits our distributions from statutory shareholders' equity. See "Risk Factors
- We do not intend to pay dividends for the foreseeable future."

                                 CAPITALIZATION

The following table sets forth, on a consolidated basis, our non-restricted cash and cash equivalents, debt and equity capitalization:

o        as of December 31, 2000,

o as adjusted to reflect the repayment on _______, 2001 of the Euro750 million UPC bridge facility from our existing cash balances, and to reflect completion of the rights offering and the separate placement to United, if any, net of offering costs, (1) if United is the only shareholder or ADS holder that participates in the rights offering and (2) if all shareholders and ADS holders participate in the rights offering pro rata and United purchases the additional ordinary shares A pursuant to an agreement with us dated February 22, 2001 (the "Commitment Agreement") at Euro11.40 per ordinary share A, or approximately Euro463 million in the aggregate, as necessary to fulfill its Euro1.0 billion commitment.

You should read the table in conjunction with our audited consolidated financial statements, the notes and supplements thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference into this prospectus.


                                                                        As of December 31, 2000
                                                             ---------------------------------------------------
                                                                                       (As Adjusted)
                                                                           --------------------------------------
                                                                                               All shareholders
                                                                                                participate and
                                                                            United as only    United purchases
                                                                            participating         additional
                                                              Actual         shareholder       ordinary shares A
                                                            ---------      -----------------   ------------------
                                                                                  (In thousands of euros)

 Non-restricted cash and cash equivalents...........         1,590,230           1,814,230           2,276,980
                                                             =========       =============       =============

 Short-term debt....................................            69,692              69,692              69,692
                                                              --------            --------            --------
 Minority interest in subsidiaries..................           831,132             831,132             831,132
                                                              ========            ========            ========
 Long-term debt.....................................         8,078,269           7,328,269           7,328,269


 Shareholders' equity:
 Priority Stock.....................................                --                  --                  --
 Ordinary shares A..................................           441,247             566,247             606,861
 Series 1 convertible preferred stock...............         1,392,251           1,392,251           1,392,250
 Additional paid-in capital.........................         2,800,234           3,649,234           4,071,370
 Deferred compensation..............................           (87,945)            (87,945)            (87,945)
 Accumulated deficit................................        (3,110,627)         (3,110,627)         (3,110,627)
 Other cumulative comprehensive income..............            78,210              78,210              78,210
                                                         -------------       -------------       -------------
 Total shareholders' equity.........................         1,513,370           2,487,370           2,950,120
                                                         -------------       -------------       -------------
 Total capitalization...............................         9,591,639           9,815,639          10,278,389
                                                         =============       =============       =============

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the years ended December 31, 1996, 1997, 1998, 1999, and 2000 have been derived from our audited consolidated financial statements, some of which are incorporated by reference into this prospectus. We were formed when United and Philips contributed their respective ownership interests in certain cable television systems to us. On December 11, 1997, United acquired the 50% of our issued shares that it did not already own from Philips. As a result of this acquisition and the associated push-down of United's basis on December 11, 1997, the financial information for the years ended December 31, 1998, 1999 and 2000 is presented on a "post-acquisition" basis. The data set forth below for us is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and notes thereto and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference into this prospectus.

                                                            Year Ended December 31,
                                 -------------------------------------------------------------------------------
                                      1996            1997            1998            1999           2000
                                  ------------    ------------    ------------    ------------   ------------
                                                 (In thousands of euros, except per share data)
Statement of Operations Data:
Service and other revenue.....          111,257         153,040         185,582         447,501      1,000,825
Operating expense.............          (37,409)        (53,777)        (62,830)       (293,778)      (714,906)
Selling, general and
   administrative expense.....          (36,836)        (54,030)       (218,587)       (466,260)      (569,121)
Depreciation and amortization.          (36,226)        (60,302)        (85,150)       (266,070)      (718,669)
                                 -------------------------------------------------------------------------------
Net operating income (loss)...              786         (15,069)       (180,985)       (578,607)    (1,001,871)
Interest income...............            1,251           2,955           3,357          20,104         44,345
Interest expense .............          (17,459)        (32,100)        (47,355)       (178,448)      (753,231)
Foreign exchange gain (loss)
   and other, net.............           (9,620)        (27,205)         (1,606)        (21,060)      (181,285)
                                 -------------------------------------------------------------------------------
Net income (loss) before income         (25,042)        (71,419)       (226,589)       (758,011)    (1,892,042)
   taxes and other items......
Shares in results of affiliated
   companies, net.............          (13,936)        (11,552)        (28,962)        (29,760)      (116,690)
Minority interests in
   subsidiaries...............           (1,002)             69             523           1,651         23,887
Income tax benefit (expense)..             (231)            748            (551)          1,822         (3,930)
                                 -------------------------------------------------------------------------------
Net income (loss).............          (40,211)        (82,154)       (255,579)       (784,298)    (1,988,775)
                                 ===============================================================================
Basic net loss attributable to
   ordinary shareholders......          (40,211)        (82,154)       (255,579)       (784,298)    (1,996,408)
                                 ===============================================================================
Basic and diluted loss per
   ordinary share A...........           (0.14)          (0.30)          (1.03)          (2.08)         (4.56)
                                 ===============================================================================
Weighted-average number of          261,187,767     275,421,933     247,915,834     377,969,829    438,041,841
   ordinary shares  outstanding
                                 ===============================================================================

Selected Balance Sheet Data:
Non-restricted cash and cash
  equivalents.................           19,807          45,443          13,419       1,025,460      1,590,230
Other current assets..........           37,784          38,762          61,735         311,202        530,357
Investments in affiliated
   companies..................          118,195         187,706         223,737         242,847        685,288
Property, plant and equipment,
   net........................          188,768         220,075         273,628       1,908,414      3,581,539
Goodwill and intangible assets,
   net........................          122,705         313,129         308,585       2,611,413      5,119,892
Other non-current assets......            1,259          64,194          57,213         702,936        295,065
                                 -------------------------------------------------------------------------------
   Total assets...............          488,518         869,309         938,317       6,802,272     11,802,371
                                 ===============================================================================
Short-term debt...............          204,152         116,855         159,664         213,532         69,692
Other current liabilities.....           54,748          84,150         110,956         565,207      1,263,107
Long-term debt................          125,153         438,397         533,078       3,903,410      8,078,269
Other non-current liabilities             5,317          26,377         156,510          88,028         46,801
                                 -------------------------------------------------------------------------------
   Total liabilities..........          389,370         665,779         960,208       4,770,177      9,457,869
                                 ===============================================================================
Minority interest in
   subsidiaries                           2,067           3,955          11,768          11,895        831,132
                                 ===============================================================================
   Total shareholders' equity
     (deficit)................           97,081         199,575         (33,659)      2,020,200      1,513,370
                                 ===============================================================================

                                    BUSINESS

Below is a brief overview of our business. You can read a more detailed description of our business, including the competitive and regulatory environment in which we operate, in our most recent annual report on Form 10-K incorporated by reference into this prospectus. We report the results of our operations in euros. In this prospectus we have translated some amounts into U.S. dollars using the December 31, 2000, exchange rate of Euro1.077 to $1.00.

We own and operate broadband communications networks or services in 17 countries in Europe and in Israel. Our subscriber base is the largest of any group of broadband communications networks operated across Europe. Our goal is to enhance our position as a leading pan-European distributor of video programming services and to become a leading pan-European provider of telephone, internet and enhanced video services, offering a one-stop shopping solution for residential and business communication needs. We plan to reach this goal by increasing the penetration of our new services, such as digital video, telephone and internet, primarily within our existing customer base.

We have recently more formally organized our operations into three primary business units:

     o UPC Distribution, which comprises of our local operating systems, delivers video and, in many of our Western European systems, telephone and internet services to our residential customers,

     o UPC Media comprises the converging businesses of chello broadband, internet access and portal, and video programming, which provide their products and services to us, as well as third parties, and

     o Priority Telecom includes our competitive local exchange carrier ("CLEC") and wireless local loop ("WLL") business, targeting the business market.

UPC Distribution

Our distribution division delivers video services and, in many of our Western European systems, telephone and internet services to the residential market. Over the past few years we have been upgrading our cable television systems to high-speed, two-way capacity. In addition to being able to offer telephone and internet services, the upgraded network will allow us to offer enhanced digital video services, such as near video-on-demand ("NVOD") and interactive television. As of December 31, 2000, approximately 67% of the network in our Western European systems, excluding Germany, had been upgraded, as well as 12% of our Eastern European systems.

During 2000, we initiated the soft launch of our digital video services in The Netherlands, our largest market. We plan the hard launch of digital video in The Netherlands in 2001, as well as launching in Austria and France. Full digitalization of our television signals will be made possible by our network upgrade to full two-way capability. The roll-out of digital services via set-top computers installed in customers' homes will involve significant capital investment and the use of new technologies. We cannot assure you that we will be able to complete the roll-out of digital services on the planned schedule.

During 2000, we undertook a significant project of upgrading and integrating our information technology systems, creating a pan-European infrastructure to support the delivery of our services. The primary purpose of the project is the integration of software applications and processes into a complete information technology and business solution. Various modules, such as billing and collection, customer care, activation and provisioning, capacity management and reporting will be linked to a pan-European data center based in The Netherlands. Currently, all of the telephone and internet customers of UPC France have been transferred to this platform. During the course of 2001, we are planning to migrate UPC France's video customers, as well as UPC Netherlands' customers to the new platform.

UPC Distribution--Video. As of December 31, 2000, our operating systems had approximately 9.0 million aggregate subscribers to their basic tier video services, excluding an additional 474,000 subscribers for our digital DTH service in Poland, Hungary, the Czech Republic and the Slovak Republic. In the third quarter of 2000, we soft launched digital video services in The Netherlands, and had approximately 14,700 digital video subscribers as of December 31, 2000 in The Netherlands. We plan to continue increasing our revenue per subscriber by expanding our video services program offerings through digital and expanded basic tier services, pay-per-view and digital audio.

We currently offer our subscribers some of the most advanced analog video services available today and a larger choice of radio programs. In many systems, for example, we have introduced impulse pay-per-view services. We plan to continue to improve our expanded basic tier offerings by adding new channels. Generally, basic tier pricing is regulated while the expanded basic tier is not specifically price regulated, although it will be subject to the general rules of competition law. In addition, we plan to offer subscribers additional choice by offering thematic groupings of tiered video services in a variety of genres and by increasing the number and time availability of pay-per-view offerings.

The increased channel capacity provided by digitalization will enable us to offer subscribers more choice in video products, such as NVOD, digital expanded basic tiers, and additional premium channels. In addition, digitalization will allow us to provide value added services such as digital music, walled garden, interactive television and basic e-mail functionality. The increased channel capacity provided by digitalization will enable subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. We also intend to provide our subscribers with customizable programming guides that would enable them to program their favorite channels and also allow parents to restrict their children's viewing habits.

In areas where our cable television franchises are exclusive, our operating companies generally face competition from DTH satellite service providers and television terrestrial broadcasters. We have faced the most competition from DTH providers in France, Poland and Sweden. In those areas where our cable television franchises are non-exclusive, our operating companies face competition from other cable television service providers, DTH satellite service providers and television broadcasters.

UPC Distribution--Telephone. We believe that our fiber and broadband, coaxial cable and cable-based subscriber relationships provide ready access to potential residential telephone subscribers and give us a unique opportunity to provide residential telephone services in Europe. We offer residential telephone services over our network, branded as Priority Telecom, in our Austrian, Netherlands, French and Norwegian systems. Historically, we have offered residential, WLL and CLEC services as Priority Telecom. We are in the process of spinning-off Priority Telecom CLEC as a separate business to focus on the business market. We also have a traditional telephone network in Hungary and the Czech Republic. We offer our residential telephone customers local, national and international voice services, in addition to several value added features. As of December 31, 2000, we had 358,000 residential telephone subscribers.

Traditional telephone service is carried over twisted copper pair in the local loop. The cable telephone technology that we are using allows telephone traffic to be carried over our upgraded network without requiring the installation of twisted copper pair. This technology requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. We are currently working in close co-operation with some suppliers to develop the possible introduction of alternative telephony technologies, including Voice over Internet Protocol ("VOIP"). VOIP is well-suited for many of our networks, as the technology used is similar to our existing internet service. Because of these similarities, we believe we can minimize our capital expenditures for the introduction of VOIP as compared to other technologies. Although VOIP services are commercially available from other operators, there can be no assurances that we will be able to successfully launch VOIP services to our customers.

We generally price our telephone service at a discount compared to services offered by incumbent telecommunications operators. Because of the relatively high European local tariff rates, we believe potential customers will be receptive to our telephone services at a lower price. In addition to offering competitive pricing, we offer a full complement of services to telephone subscribers including custom local access services, "CLASS," including caller ID, call waiting, call forwarding, call blocking, distinctive ringing and three-way calling. We also provide voice mail and second lines. The introduction of number portability in some of our markets, including The Netherlands, Norway and France, provides an even greater opportunity as potential customers will be able to subscribe to our service without having to change their existing telephone numbers.

Each operating company that offers telephone services has entered into an interconnection agreement with the incumbent national telecommunications service provider. In addition, certain of these operating companies have also entered into interconnection agreements with other telecommunications service providers, providing alternative routes and additional flexibility. Even though we have secured these interconnection arrangements, we may still experience difficulty operating under them. Priority Telecom will manage our interconnection relationships in the future.

In the provision of telephone services, our operating companies face competition from the incumbent telecommunications operator in each country. These operators have substantially more experience in providing telephone services and may have greater resources to devote to the provision of telephone services. In many countries, our operating companies also face competition from other new telephone service providers like ourselves, including traditional wire line providers, other cable telephone providers, wireless telephone providers and indirect access providers.

UPC Distribution--Internet. By capitalizing on our existing network capabilities, we believe we will be able to benefit from the rapid growth of the internet. We initially launched our broadband internet business in a few of our operating systems in September 1997. As we have upgraded our network, we have continued to roll-out our internet service. As of December 31, 2000, we had 343,300 consolidated residential internet subscribers.

Cable modem technology allows access to the internet over our existing upgraded network. All that is required to transform data communication into signals capable of transmission over fiber and coaxial cable is the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. Cable modems allow internet access at speeds significantly faster than tradition dial-up access, although we cannot guarantee the speed over our networks since it is a shared medium. A number of different technologies designed to provide much faster access than traditional dial-up modems have been proposed and are being introduced, such as ISDN and digital subscriber line ("DSL"), which competes with our cable modem access technology.

Our local operating companies have entered into franchise agreements with chello broadband, which provides our local systems access to the internet gateway and the chello portal. Under the franchise agreements chello broadband provides our affiliates with internet connectivity, caching, local language broadband portals, and marketing support for a fee based upon a percentage of subscription revenue.

In providing internet access, we face competition from incumbent telecommunications companies and other telecommunications operators and other cable-based and non-cable based internet service providers. The internet services offered by these competitors include both traditional dial-up internet services and high-speed access services. We have recently encountered competition from a new technology, DSL, which provides high-speed internet access over traditional telephone lines. DSL services are offered by both incumbent and alternative providers. We expect to face strong competition from DSL operators for our internet service in the future.

UPC Media

We have recently formed a new division, UPC Media, combining our internet and programming businesses. Due to the convergence of various media forms, we believe these businesses will operate more efficiently if combined. UPC Medial will focus on four key areas: (i) chello broadband internet access; (ii) interactive services; (iii) transaction television; and (iv) pay television.

chello broadband. In March 1998, we formed chello broadband for the purpose of developing a global broadband internet operation. chello broadband provides access to the gateway for our operating companies and non-affiliates, as well as content through the chello portal. chello broadband was initially launched by certain of our operating companies in March 1999, and as of December 31, 2000, it had approximately 338,000 subscribers, including 13,200 non-UPC affiliates.

chello broadband has long-term agreements for the distribution of internet services to residential and business customers using cable television and fixed wireless infrastructure of local operators, including our companies and those of United, covering 16.7 million homes in Europe and Latin America. chello broadband currently provides its services through our subsidiaries in Austria, Belgium, France, The Netherlands, Norway, Sweden, Hungary and Poland, and through United's operating companies in Chile. chello broadband's agreements with our affiliates cover all the homes in their territory. Therefore as the affiliates' networks expand, other than through acquisitions, chello broadband's exclusive rights to distribute its services will expand as well. In addition, chello broadband has a license agreement with Austar in Australia, under which Austar is allowed to use the chello broadband product.

chello broadband provides our affiliates and non-affiliated local operators with high speed connectivity, caching, local language broadband portals, and marketing support for a fee based upon percentage of subscription and installation revenue through a franchise agreement. In the future the franchise agreement further provides that the local operator will receive a percentage of the revenue from chello broadband e-commerce and advertising.

The primary components of chello broadband's network are its network operations center, its backbone infrastructure named AORTA, and its master and regional data centers. AORTA allows internet traffic to be routed or rerouted if parts of the network are congested or impaired. The core of AORTA connects Amsterdam, Stockholm, Vienna, Paris, Brussels and London. In addition, Oslo and New York are part of the AORTA network. chello broadband uses its network operations center to monitor the quality of services. From this center in Amsterdam, which operates 24 hours per day, 7 days per week, chello broadband can manage AORTA, regional data centers, regional networks, headend facilities, servers and other components of the network infrastructure. During 2001, chello broadband plans to introduce bandwidth monitoring tools in conjunction with UPC Distribution, which are critical for effective network cost control. In addition, chello broadband plans to launch a "chello plus" product for heavy users.

In the provision of internet access, services and online content, chello broadband faces competition from incumbent telecommunications companies and other telecommunications operators, other cable-based internet service providers, non-cable based internet service providers and internet portals. The internet services offered by these competitors include both traditional dial-up internet services and high-speed access services.

Interactive Services. We expect the development of interactive services to play a vital role in our digital product. Our interactive services group within UPC Media is responsible for core digital products, such as electronic program guide, walled garden, tv e-mail, pc and tv portal and eTV iTV applications such as enhanced news and on-screen betting. The technical platform launch, which will allow us to commence with the offering of interactive service for both The Netherlands and Austria, is nearing completion.

Interactive services will also be responsible for continued development of the chello portal. Our strategy is to initially create a "thin portal" internally, and then work with strong partners to develop deep content. To date chello broadband has developed nine local language portals. Each of these portals brings together locally relevant content with broadband content and is managed and supported locally by a chello broadband office. chello broadband plans to offer an expanding variety of multimedia programming, e-commerce and services specifically designed to take advantage of the speed and versatility provided by broadband access.

Transactional Television. Transactional television, consisting of NVOD and video on demand ("VOD") is another core component of our digital services. Our current digital product in The Netherlands includes 36 channels of NVOD. We plan to launch NVOD in Austria in 2001, followed by France in 2002. VOD will provide a broad product offering, including much more than movies-events, local drama, music, kids, subscriptions and other.

Pay Television. The core of UPC Media's existing pay television business is the eight-channel thematic bouquet launched by UPCtv beginning in May 1999. The channels were created by acquiring content from third parties. The channels include various genres, such as Extreme Sports Channel, Expo Film1, Avante, Sport1, Club, Reality TV, and Innergy and are distributed from the digital media center ("DMC") throughout Europe. We distribute these channels to entities that are not affiliated with us and in countries where we do not currently operate. We currently have over 20 non-UPC distribution contracts. We have already reached agreement to distribute one or more of our channels to non-affiliated systems in Germany, Sweden, The Netherlands, Israel and Turkey.

In October 2000, we officially opened the DMC in Amsterdam. The DMC is a state of the art production facility that provides UPCtv and other broadcasters with production and post-production playout and transmission facilities. The DMC combines the ability to produce high-quality, customized programming by integrating various video segments, language dubbing, sub-titling and special effects, with up and down-link facilities for delivery to customers.

In addition, we also have a strategic investment of approximately 23.5% of SBS Broadcasting SA, which creates, acquires, packages and distributes programming and other media content in many of our territories and elsewhere in Europe via commercial general entertainment television channels, radio stations and the internet.

Priority Telecom

Our existing network infrastructure and facilities provide the opportunity for cost-effective access to potential business telephone and data customers. In 1998, we founded Priority Telecom for the purpose of providing telephone services to customers passed by our upgraded networks. In addition we created Priority Wireless as an outreach technology to reach additional customers using wireless local loops. Due to the potential value of our business customers, we decided to spin-off the business telephone and data customers of our local systems into a separate company as Priority Telecom, which is now positioned to become our European solutions provider for the business market. We expect to complete the spin-off process by the third quarter of 2001. Through Priority Telecom, our CLEC business is currently operating in 12 cities in 5 European countries.

In November 2000, Priority Telecom acquired Cignal Global Communications ("Cignal"), a global carriers' carrier. Priority Telecom acquired 100% of Cignal in exchange for a 16.0% interest in its shares.

In addition to basic telephony services, Priority Telecom is developing a product portfolio towards advanced telecoms/information technology solutions, including VOIP, advanced hosting services, internet protocol-virtual private network services and application service provider enabling services. Management believes this process is necessary to anticipate and meet changing business customer requirements.

We expect Priority Telecom to be able to leverage substantially from our operating companies existing infrastructure, allowing for efficient, cost-effective growth. For operations within our affiliates' network areas, Priority Telecom's network will consist of 12 metropolitan area fiber networks ("MANs") and national and international long distance networks. Contrary to typical CLEC built networks, which target a selected business area only, Priority Telecom's MAN based on our network, will be a denser "general-purpose" built network. This creates strategic advantages for Priority Telecom since it can, for instance, serve the headquarters of a large bank in Amsterdam, and also serve their branch offices across the city with on-net solutions. In addition, the dense network enables Priority Telecom to execute a "smart build" strategy. It allows typical CLEC extensions to the current footprint and addition of local tails for limited capital expenditure with a short execution time. In addition, Priority Telecom obtained a pan-European backbone network, providing connectivity to its 14 target cities through its merger with Cignal.

We are in the process of completing the spin-off of our business CLEC services. Priority Telecom's MANs and national networks will be based on 25-year indefeasible rights of use. As part of the agreements, Priority Telecom will pay an annual administration, operations and maintenance fee to our affiliates, as well as entering into service agreements. Priority Telecom will also receive access to local tail circuits connecting the business premises to the MANs.

Our affiliates have also agreed to provide certain services relating to Priority Telecom's operations through outsourcing contracts. Services include the maintenance, upgrade and configuration of network termination devices, network operations center management, network management services, fault resolution for the local network infrastructure, and certain operations support systems functions.

In the provision of CLEC services, Priority Telecom faces competition from the incumbent telecommunications operator in each country and other CLEC operators. Certain of these operators have substantially more experience in providing telephone services and have greater resources to devote to the provision of telephone services.

                               THE RIGHTS OFFERING

The rights offering to holders of ordinary shares A in bearer form

This section applies to you if you hold ordinary shares A in bearer form and not ordinary shares A in registered form or ADSs. We have no holders of ordinary shares in registered form other than United. If you are a holder of ordinary shares A in the form of ADSs, see "The rights offering to holders of ADSs" below.

Ordinary shares A in bearer form are embodied in a single global share certificate, which is lodged with Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., the Netherlands central securities depositary known as NECIGEF. Holders of ordinary shares A in bearer form hold their shares through the book-entry systems of NECIGEF and the affiliated institutions of NECIGEF, most of which are Netherlands banks. Holders of ordinary shares A will be informed by the banks through which they hold their existing ordinary shares A of details of the aggregate number of ordinary share rights allocated to them, such information to be supplied in accordance with the banks' usual customer relations procedures. We summarize the procedures for subscription by holders of ordinary shares A in registered form and by holders of ADSs in the sections below.

The timetable below lists certain important dates relating to the offering to holders of ordinary shares A in bearer form. All times referred to are Amsterdam time.

       Announcement  of the  rights  offering  in  the  Official
       Gazette and a nationally distributed daily newspaper in The Netherlands
       __________ ___, 2001


       Record date for ordinary share rights
       After close of trading on __________ ___, 2001

       Subscription period commences
       __________ ___, 2001

       Trading  of  ordinary  share  rights   commences  on  the
       Official   Segment  of  the  stock   market  of  Euronext
       Amsterdam
       __________ ___, 2001

       Ex-rights  trading of ordinary  shares A commences on the
       Official   Segment  of  the  stock   market  of  Euronext
       Amsterdam
       __________ ___, 2001

       Trading of ordinary  share rights  ceases on the Official
       Segment of the stock market of Euronext Amsterdam
       1:15 p.m. on __________ ___, 2001

       Latest time for exercise of the ordinary share rights
       3:00 p.m. on __________ ___, 2001

       Latest time for exchanging an ordinary share right for an ADS
       3:00 p.m. on __________ ___, 2001

       Expected allotment of ordinary shares A
       __________ ___, 2001

       Expected first trading date of the ordinary shares A issued pursuant to the rights offering on the Official Segment of the stock market of Euronext Amsterdam
       __________ ___, 2001

       Issue and delivery of the newly issued ordinary shares A
        __________ ___, 2001

The holders of ordinary share rights may subscribe for new ordinary shares A in bearer form as follows:

Ordinary share rights record date. The record date for determination of those holders of ordinary shares A who are eligible to receive ordinary share rights is __________ ___, 2001 after the close of trading of the ordinary shares A on the Official Segment of the stock market of Euronext Amsterdam.

Entitlement to ordinary share rights. Every ___ ordinary share A held of record on the ordinary share rights record date will entitle the holder to ___ ordinary share rights. The holder of one ordinary share right is entitled to subscribe for one new ordinary share A at the issue price. Ordinary share rights will be held through the book-entry systems of NECIGEF.

Fractional entitlements. We have not allotted ordinary share rights for fractions of new ordinary shares A in making the initial allocations of ordinary share rights to subscribe for new ordinary shares A. These fractional ordinary share rights will be aggregated and the related new ordinary shares A will be sold in the market for your benefit.

Issue price. The issue price of Euro8.00 is payable to us in euro. For information on how to pay, see "Method of payment" below.

Ordinary share rights expiration date. If unexercised, ordinary share rights will expire at 3:00 p.m. Amsterdam time on __________ ___, 2001 and will be void thereafter. We refer to __________ ___, 2001 as the ordinary share rights expiration date.

Ordinary share subscription agent. ___ is acting as ordinary share subscription agent to accept subscriptions for new ordinary shares A. The banks which are affiliated institutions of NECIGEF (through which you hold your existing ordinary shares A) will be responsible for collecting subscription instructions from holders of ordinary share rights and for informing the ordinary share subscription agent of such subscription instructions.

Method of subscription for new ordinary shares A in bearer form. Your bank through which you hold your existing ordinary shares A will normally be responsible for informing you of the number of ordinary share rights you are entitled to. If you want to exercise your ordinary share rights, you should instruct your bank accordingly in accordance with the instructions received from it. Upon such instruction, your bank will be responsible for instructing in turn the ordinary share subscription agent to exercise your ordinary share rights (see "Ordinary share subscription agent" above). You may also wish to instruct your bank to sell all or part of your ordinary share rights on your behalf (see "Transfer of ordinary share rights" below).

All questions concerning the timeliness, validity and form of instructions to your bank in relation to the exercise, sale or purchase of ordinary share rights will be determined by your bank in accordance with its usual customer relations procedures or as otherwise notified to you by it.

Method of payment. You should pay the issue price for the new ordinary shares A you have subscribed for in accordance with the instructions received from your bank through which you hold your existing ordinary shares A. Your bank will in turn pass such issue price to the ordinary share subscription agent, which will in turn pass it to us.

No revocation. Once you have exercised your ordinary share rights, you may not revoke or modify that exercise.

Transfer of ordinary share rights. Ordinary share rights may be exercised or sold and transferred. Ordinary share rights will trade on the Official Segment of the stock market of Euronext Amsterdam. Transfer of title to ordinary share rights will take place through the book-entry systems of NECIGEF and its affiliated institutions. If you want to sell all or part of your ordinary share rights, you should instruct your bank accordingly in accordance with the instructions received from it. You may also want to instruct your bank to purchase ordinary share rights on your behalf.

Delivery of ordinary shares A. All ordinary shares A in bearer form issued upon exercise of ordinary share rights will be embodied in the existing single global share certificate lodged with NECIGEF on ________, 2001.

Ranking. New ordinary shares A issued upon exercise of the ordinary share rights will rank equally in all respects with outstanding ordinary shares A.

The rights offering to holders of ADSs

This section applies to you if you hold ADSs on the ADS rights record date, May __, 2001. If you are a holder of ordinary shares A in bearer form or of ordinary shares A in registered form, see "The rights offering to holders of ordinary shares A in bearer form" above.

We will issue ADS rights to subscribe for new ADSs to holders of record of ADSs. Holders of ordinary shares A in the United States will receive ordinary share rights to subscribe for new ordinary shares A (see "The rights offering to holders of ordinary shares A in bearer form" above).

We are sending to holders of ADSs transferable warrants evidencing ADS rights, instructions relating to the exercise of these ADS rights and this prospectus. We summarize the procedures for subscription by holders of ADSs and by holders of ordinary shares A in the sections above.

The timetable below lists certain important dates relating to the rights offering to holders of ADSs. All times referred to are New York City time.

      Announcement of details of the rights offering
      __________ ___, 2001

      Record date for ADS rights
      5:00 p.m. on _________ ___, 2001

      ADS warrants, instructions relating to the exercise of ADS rights and this prospectus sent to eligible ADS olders
      __________ ___, 2001

      Subscription period commences
      __________ ___, 2001

      Trading of ADS rights commences
      __________ ___, 2001

      Latest time to give instructions to ADS subscription agent to sell ADS rights
      5:00 p.m. on __________ ___, 2001

      Trading of ADS rights ceases
      5:00 p.m. on __________ ___, 2001

      Latest time for exchanging an ADS right for an ordinary share A 5:00 p.m. on __________ ___, 2001

      Latest time to transfer an ADS right
      5:00 p.m. on __________ ___, 2001

      Latest time for the exercise of ADS rights and payment
      12:00 noon on __________ ___, 2001

      Expected   first  trading  date  of  ADRs  on  the  Nasdaq National Market
      __________ ___, 2001

      New ADRs evidencing new ADSs provided to holders as soon as practicable after
      __________ ___, 2001

The holders of ADS rights may subscribe for new ADSs representing new ordinary shares A as follows:

ADS rights record date. The record date for determining those holders who are eligible to receive ADS rights in the rights offering is 5:00 p.m. New York City time on _______, 2001.

Warrants. ADS rights are evidenced by transferable warrants which we will issue to eligible ADS holders. Every ___ ADSs held of record on the ADS rights record date will entitle the holder to ___ ADS rights. The holder of one ADS right is entitled to subscribe for one new ADS at the ADS issue price.

The warrants are to be issued under the terms of an agreement between us and Citibank, N.A., which is acting as ADS subscription agent. Citibank, N.A. is also the depositary for our ADSs. We have filed copies of the deposit agreement and the rights agency agreement relating to the rights offering between us and Citibank, N.A. as exhibits to the registration statement, and copies are available for inspection at the offices of Citibank, N.A. in New York.

Fractional entitlements. We have not allotted ADS rights for fractions of new ADSs in making the initial allocations of ADS rights to subscribe for new ADSs. These fractional ADS rights will be aggregated and the related new ADSs will be sold in the market for your benefit.

ADS issue price. The ADS issue price is the U.S. dollar equivalent of Euro8.00. For information on how to pay, see "Method of subscription and payment" below.

ADS rights expiration date. If unexercised, ADS rights will expire at 12:00 noon New York City time on ___, 2001 and will be void thereafter. We refer to ___, 2001 as the ADS rights expiration date.

ADS subscription agent. Citibank, N.A., 111 Wall Street, New York, New York 10043, the depositary for ADSs, is acting as ADS subscription agent to accept subscriptions for new ADSs.

Method of subscription and payment. You can exercise your ADS rights by the delivery of a properly executed warrant, together with payment in full of the ADS issue price, as follows:

          by hand                                 by mail                        by courier

CITIBANK, N.A.                         CITIBANK, N.A.                   CITIBANK, N.A.
C/o Securities Transfer and Reporting  Corporate Actions                Corporate Actions
   Services Inc.                       P.O. Box 2544                    Suite 4660
Attn:  Corporate Actions               Jersey City, N.J.  07303-2544    515 Washington Blvd.
100 William Street - GALLERIA                                           Jersey City, N.J.  07303
New York, N.Y.  10038

which must be received by the ADS subscription agent no later than 12:00 noon New York City time on ___, 2001.

The ADS subscription agent has sole discretion to refuse any improperly completed or delivered or unexecuted warrant. Deposit in the mail will not constitute effective delivery.

You must pay the ADS issue price in U.S. dollars. The ADS subscription agent will arrange to convert payments made in U.S. dollars into euro and pay the appropriate amount in euro to us. The payment per new ADS, which must be paid by a subscriber to the ADS subscription agent in U.S. dollars, is $___. You may pay in U.S. dollars by check, bank draft, or postal or express money order, made payable to "Citibank, N.A." In addition, you may pay by wire transfer to ABA ___, Account Number ___, Ref: UPC. The ADS issue price will be deemed to have been received by the ADS subscription agent only upon:

     o   clearance of any uncertified check, or

     o receipt by the ADS subscription agent of any certified check, cashier's check or postal or express money order.

If you pay by uncertified check, please note that the funds may take at least five business days to clear.

The ADS subscription agent will make the conversion from U.S. dollars into euro as soon as practicable on or about ___, 2001 at a commercially reasonable rate. If there is any excess or deficiency in U.S. dollars as a result of such conversion, the ADS subscription agent will refund to you the excess amount without interest in U.S. dollars or bill you for the deficiency, with interest.

The estimated U.S. dollar ADS issue price represents a convenience translation of the euro issue price, which has been based on the noon buying rate on ___, 2001, rounded upwards to ___% of that rate with the expectation that after payment of the U.S. dollar equivalent of Euro8.00 there will be a refund to all subscribers paying in U.S. dollars. We cannot assure that this will be the case. If your payment in U.S. dollars, when converted into euro, is less than the ADS issue price in euro for the number of new ADSs you subscribed for, the ADS subscription agent will pay the amount of the deficiency to us on your behalf. You will then be required to pay promptly to the ADS subscription agent the amount of such deficiency, including interest and expenses, and you will not receive new ADSs subscribed for prior to the ADS subscription agent's receipt of payment. If your payment of a deficiency is not received by the ADS subscription agent by ___, 2001, the ADS subscription agent may sell your new ADSs in an amount sufficient to cover the amount you owe. In that event, the ADS subscription agent will send you an ADR representing any remaining new ADSs, together with a check in the amount of the excess proceeds, if any, from such sale.

If you desire to subscribe and time will not permit your warrant to reach the ADS subscription agent before the ADS rights expiration date, your subscription will be accepted if, on or before the ADS rights expiration date, the ADS subscription agent has received payment in full of the ADS issue price in U.S. dollars and a completed "Notice of Guaranteed Delivery" in the form provided by the ADS subscription agent. The Notice of Guaranteed Delivery will require that you state your name and the number of new ADSs subscribed for and will contain an irrevocable guarantee of an eligible financial institution of the type specified in the instructions that your properly completed and executed warrant will be delivered by the eligible financial institution to the ADS subscription agent prior to 12:00 noon New York City time on ___, 2001. If the eligible financial institution fails to deliver your properly executed warrant by 12:00 noon New York City time on ___, 2001, the ADS subscription agent will return to you any funds paid by you without interest and your ADS rights will be treated as unexercised.

All questions concerning the timeliness, validity, form and eligibility of any exercise of ADS rights will be determined by the ADS subscription agent in its sole discretion. The ADS subscription agent may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any ADS right. Warrants will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the ADS subscription agent determines. Neither we, nor the ADS subscription agent nor any dealer manager has a duty to give notification of any defect or irregularity in connection with the submission of warrants or incur any liability for failure to give such notification.

No revocation. Once you have exercised your ADS rights, you may not revoke or modify that exercise.

Transfer of ADS rights. We do not intend to apply for the ADS rights to be traded on the Nasdaq National Market. However, ADS rights may be exercised, sold or assigned to others. ADS rights may be bought or sold through banks or brokers.

You may place an order with the ADS subscription agent to sell all or part of your ADS rights, whether or not in connection with a subscription. The ADS subscription agent must receive your order prior to 5:00 p.m. New York City time on ___, 2001. No ADS right may be sold, assigned or otherwise transferred after 5:00 p.m. New York City time on ___, 2001. If only a portion of the ADS rights are to be sold by the ADS subscription agent, your warrant must include instructions as to the action to be taken with respect to your ADS rights that are not to be sold. The ADS subscription agent's obligation to execute orders is subject to its ability to find buyers. If buyers cannot be found, ADS rights that are not sold will be treated as unexercised. Neither we, nor the ADS subscription agent nor any dealer manager will be liable to you for the ADS subscription agent's failure to obtain the best market price for any ADS rights it sells at your request. A check for the proceeds from any ADS rights sold, net of fees and commissions, will be sent to you by the ADS subscription agent.

Non-U.S. holders of ADSs. We will not mail warrants to holders of ADSs with record addresses outside the United States, including those whose addresses indicate that they are on military or other government service outside the United States. The ADS subscription agent will hold these warrants for the accounts of the holders who may, prior to 5:00 p.m. New York City time on ___, 2001, instruct the ADS subscription agent in writing as to the disposition of their ADS rights as described above. In the alternative, non-U.S. holders may, prior to 5:00 p.m. New York City time on ___, 2001, instruct the ADS subscription agent in writing to exercise their ADS rights as described above. If instructions and payment are not received prior to that time, ADS rights held for these holders will be treated as unexercised and will be void.

Eligibility. ADS holders with registered addresses in Canada will not be eligible to exercise their ADS rights. These ADS rights will be treated as unexercised ADS rights and will be void.

Delivery of ADRs. The depositary will provide you with an ADR evidencing your new ADSs as soon as practicable after ___, 2001, provided that you have paid the ADS subscription agent any shortfall arising from the conversion of a U.S. dollar payment, if applicable.

Ranking.  New ADSs will rank equally in all respects with outstanding ADSs.

Exchange of ADS rights for ordinary share rights and ordinary share rights for ADS rights

At any time prior to 5:00 p.m. New York City time on __________ ___, 2001, you may surrender a warrant representing ADS rights to the ADS subscription agent at its New York office in exchange for ordinary share rights to subscribe for the appropriate number of new ordinary shares A covered by such warrant at the issue price.

At any time prior to 1:15 p.m. Amsterdam time on __________ ___, 2001, you may exchange your ordinary share rights for a warrant representing ADS rights in an amount sufficient to subscribe for the appropriate number of new ADSs covered by your ordinary share rights at the U.S. dollar equivalent of the issue price.

If you exchange ordinary share rights or ADS rights pursuant to the exchange privilege described above, you must pay any associated taxes or levies and depositary fees.

Backstop arrangement with United and placement to United

As of April 10, 2001, United beneficially owned approximately 53.7% of our outstanding ordinary shares A, and will thus receive rights to subscribe for ___ ordinary shares A in the rights offering. Under the Commitment Agreement, United has agreed to exercise all of the ordinary share rights and ADS rights held by it immediately prior to the expiration of such rights and to subscribe, at the issue price of Euro8.00 per ordinary share A and the U.S. dollar equivalent of Euro8.00 per ADS, and pay for any ordinary shares A or ADSs that holders of ordinary share rights or ADS rights have not subscribed for.

Depending upon the number of ordinary shares A and ADSs purchased by others upon exercise of ordinary share rights and ADS rights, respectively, United will beneficially own approximately between 56.8% and 63.9% of our outstanding ordinary shares A upon completion of the rights offering. These percentage holdings exclude any ordinary shares A acquired by United in the placement referred to below.

We also have agreed with United in the Commitment Agreement that United will purchase and pay for an additional number of ordinary shares A in a placement directly to United at Euro11.40 per ordinary share A, the average closing price of our ordinary shares A over the five trading days that ended February 21, 2001, the date two days before the rights offering was announced. The number of ordinary shares A United would purchase and pay for in this placement will be set such that the aggregate price of ordinary shares A and/or ADSs, as the case may be, purchased and paid for by United as part of the rights offering and the placement together equals Euro1.0 billion. If the rights offering is fully subscribed, we would raise approximately an additional Euro463 million from this placement of ordinary shares A to United and, upon completion of the rights offering and the placement of ordinary shares A to United, United will beneficially own approximately 56.8% of our outstanding ordinary shares A.

The rights offering is conditional upon United's receipt of at least $1.0 billion of cash from Liberty Media Corp. or its affiliates as well as other conditions including receipt of all necessary third-party and regulatory consents and approval, the effectiveness of the registration statement covering the rights offering and listing of the ordinary shares A and ADSs on the Official Segment of the stock market of Euronext Amsterdam and the Nasdaq National Market, respectively. If these other conditions are not satisfied, but United still receives at least $1.0 billion in cash from Liberty Media or its affiliates, we can require United to purchase in a private placement Euro1.0 billion of ordinary shares A at a price of Euro9.70 per ordinary share.

                          DETERMINATION OF ISSUE PRICE

The issue price of Euro8.00 per ordinary shares A was determined by a committee of our Supervisory Board and represents approximately an 18% discount to the market price of an ordinary share A of Euro9.70 on February 22, 2001, the date on which the issue price was determined. Our Supervisory Board determined the issue price with a goal of encouraging all shareholders and all holders of ADSs to exercise their rights and thereby raise capital without significantly diluting their interests. The issue price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, earning, financial condition or any other established criteria for value. While we set the issue price in consultation with an independent financial advisor, we have neither sought nor obtained a valuation opinion from an outside financial consultant or investment banker.

There can be no assurance that the market price for ordinary shares A during the rights offering will be equal to or above the issue price, or that, following the issuance of the rights and of the ordinary shares A or ADSs upon an exercise of the rights, a holder will be able to sell the ordinary shares A or ADSs purchased in the rights offering at a price equal to or greater than the issue price.

                          DESCRIPTION OF SHARE CAPITAL

Pursuant to our articles of association, as amended on December 7, 2000, our authorized share capital is Euro1,353,000,000, consisting of:

                                                             Nominal Value
           Number and Type of Share Per Share
           700,000,000 ordinary shares A              Euro1.00
           300,000,000 ordinary shares B              Euro0.01
           300 priority shares                        Euro1.00
           49,999,700 class A preference shares       Euro1.00
           600,000,000 class B preference shares      Euro1.00

Upon completion of the rights offering and assuming full subscription and exercise by holders of their rights under the rights offering, ____ ordinary shares A will be issued and fully paid. At present, 12,400 class A preference shares (Series 1) and 300 priority shares are also outstanding. No ordinary shares B or class B preference shares have been issued. The following description of our share capital is qualified in its entirety by reference to the full text of the articles of association, which have been filed with the Securities and Exchange Commission.

We are seeking shareholder approval at our May 17, 2001, annual meeting to increase the number of ordinary shares A authorized to 1,000,000,000 and our total share capital to Euro1,653,000,000.

Ordinary Shares

General. We have two classes of ordinary shares: ordinary shares A and ordinary shares B. Our ordinary shares B have similar rights to our ordinary shares A, except for the following primary differences:

o holders of ordinary shares B are entitled to one vote per share and holders of ordinary shares A are entitled to 100 votes per share, and

o our Board of Management must obtain the approval of the meeting of holders of the ordinary shares B before cooperating with a public offer for our shares if the offer is limited to our ordinary shares A or the offer is not made on equal financial terms for both the ordinary shares A and the ordinary shares B.

Ordinary shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert ordinary shares in bearer form into registered ordinary shares of the same class at any time, and vice versa. The ordinary shares A in bearer form are listed on the Official Segment of the stock market of Euronext Amsterdam.

Ordinary shares A in bearer form are embodied in a single global share certificate, which is lodged with NECIGEF for safekeeping on behalf of the parties entitled to such ordinary shares A shares. The ordinary shares A in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

Holders of registered ordinary shares A are entered in our shareholders register and share certificates are not be issued. At the request of the registered shareholder, we will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with our acknowledgment in writing, is required to transfer registered shares.

Issue of Ordinary Shares; Preemptive Rights. Pursuant to our articles of association, all unissued shares of the authorized capital may be issued by the Board of Management upon approval of both the Supervisory Board and United as holder of all outstanding priority shares. The authority of the Board of Management to issue ordinary shares will end July 23, 2004, unless extended by the articles of association or by resolution of the general meeting of shareholders, for a period not exceeding five years in each instance. If no such extension is given, issues of ordinary shares will require a resolution of the general meeting of shareholders in addition to approval of the Supervisory Board and United as holder of all outstanding priority shares. A resolution of the general meeting of shareholders to extend the authority of the Board of Management to issue shares requires the approval of both the Supervisory Board and United as holder of all outstanding priority shares.

Except for issues of ordinary shares in return for non-cash consideration and shares issued to our employees or employees of any of our subsidiaries as defined under Netherlands law, holders of ordinary shares will have preemptive rights to subscribe for their pro-rata amount of all our new ordinary share issuances. These rights may be restricted or excluded, however, by a resolution of the Board of Management subject to approval of both the Supervisory Board and United, as the priority shareholder.

Dividends. Each ordinary share A and ordinary share B is entitled to the same amount of dividend if one is declared. We may not pay a dividend to holders of ordinary shares A without paying the same dividend to holders of ordinary shares B.

Voting Rights. All ordinary shares (A and B) vote together on all matters presented at a general meeting of shareholders. Each ordinary share A represents the right to cast 100 votes at a general meeting of shareholders and each ordinary share B represents the right to cast one vote at a general meeting of shareholders.

Special Approval Rights for Ordinary Shares B. The Board of Management must obtain the approval of the meeting of holders of the ordinary shares B prior to cooperating with a public offer for our shares if the offer is limited to ordinary shares A or the offer is not made on equal financial terms for the shares of both classes (A and B) of our ordinary shares.

Priority Shares

All of our priority shares are held by United. Except for the transfer of priority shares to us, priority shares can only be transferred with the approval of the Board of Management and the Supervisory Board. In addition to holding a controlling majority of ordinary shares, United, as the holder of the priority shares, has some specific rights and powers over us, including:

o the right to approve a resolution of our Management Board for the issuance by us of our shares,

o        the right to approve a resolution  of our  Management  Board for the
         exclusion  or  restriction  of  the  preemptive   rights  of  existing
         shareholders,

o the right to nominate members for appointment to the Management and Supervisory Boards, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,

o        the right to approve certain decisions of our Board of Management, and

o the exclusive right to propose amendments to our articles of association and to propose our merger, split up or dissolution.

Priority shares are issued in the same way as ordinary shares, but carry no preemptive rights. Priority shares are entitled to a nominal annual dividend of 5% of their nominal value, to the extent distributable profits are available.

At such time as the holders of the priority shares hold less than 15% of the issued and outstanding ordinary shares A, the holder is required to transfer all of the priority shares to a foundation, the trustees of which are our Supervisory Directors.

Preference Shares

Our articles of association provide for the issuance of class A and class B preference shares. Class A preference shares may be issued exclusively for financing purposes. Upon any voluntary or involuntary liquidation, winding up or dissolution of us that becomes effective on or before May 1, 2010, the amount payable with respect to our class A preference shares Series 1, shall be equal to the amount that would have been payable on our ordinary shares A if these class A preference shares, Series 1, had been converted into our ordinary shares A before such date. Upon our liquidation after May 1, 2010, holders of class A preference shares do not share in our reserves although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance (see "Summary of Additional Material Provisions of Our Articles of Association and Other Matters--Liquidation Rights" below). Class A preference shares are not listed. The class A preference shares are registered shares and share certificates are not issued. Class A preference shares carry no preemptive rights. Each class A preference share represents the right to cast 100 votes at a general meeting of shareholders. Class A preference shares are paid an annual dividend, the amount or method of determining of which will be determined at the time of their first issuance by the Board of Management, to the extent distributable profits are available.

Class B preference shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile takeover bid, class B preference shares may be issued to a legal entity charged with caring for our interests and preventing influences that may threaten our continuity, independence or identity. Upon our liquidation, holders of class B preference shares do not share in our reserves for more than the nominal value of their shares and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class B preference share will represent the right to cast 100 votes at a general meeting of shareholders. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to be applied over the paid up part of their nominal value, to the extent distributable profits are available.

Class B preference shares may be issued by the Board of Management upon approval of both the Supervisory Board and United, as the holder of our priority shares. Notwithstanding, if class B preference shares are proposed to be issued and such shares would exceed 100% of all of our other outstanding shares, such issuance will require the approval of the general meeting of shareholders. In all instances where class B preference shares are issued, we must explain the reason for the issuance within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more class B preference shares are outstanding. This procedure does not apply to class B preference shares issued with the approval of the general meeting of shareholders.

                    DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. acts as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 111 Wall Street, New York, New York 10043, U.S.A. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs are normally represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian through which the securities on deposit are held. In this case, the custodian is Citibank N.A., Amsterdam located at Europlaza, Hoogoordreef 54 B, 1101 BE Amsterdam ZO, The Netherlands.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Please refer to Registration Number 333-9850 when retrieving a copy.

We are providing you with a summary description of the ADSs and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder's rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

Each ADS represents one ordinary share A. The ordinary shares A underlying the ADSs will be deposited into accounts maintained by the custodian with NECIGEF. An ADS will also represent any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms as well as to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement is governed by New York law. However, our obligations to the holders of ordinary shares A will continue to be governed by the laws of The Netherlands, which may be different from the laws of the United States.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through a brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the "holder."

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of ordinary shares A for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares A deposited or modify the ADSs to ordinary shares A ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary share A so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of ordinary shares A will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares A so distributed.

No such distribution of new ADSs will be made if it would violate the law (i.e., U.S. or Netherlands securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares A received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional ordinary shares A, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as legal opinions to address the legality of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares A directly rather than new ADSs.

The depositary bank will not distribute the rights to you if:

o we do not request that the rights be distributed to you or we ask that the rights not be distributed to you, or

o        we fail to deliver satisfactory documents to the depositary bank, or

o it is either not lawful or not reasonably practicable to distribute the rights.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in The Netherlands would receive for failing to make an election, as more fully described in the deposit agreement. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of a dividend in ordinary shares A rather than ADSs.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares A or rights to purchase additional ordinary shares A, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably equitable and practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property proportionately to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

o we do not request that the property be distributed to you or if we ask that the property not be distributed to you, or

o        we do not deliver satisfactory documents to the depositary bank, or

o the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.

The custodian will be instructed to transfer the shares being redeemed to an institution with an account at NECIGEF, which will be referred to as an affiliated institution of NECIGEF, that we designate against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all securities on deposit are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares A

The ordinary shares A held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such ordinary shares A or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change occurs, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares A held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares A

The ordinary shares A to be represented by the ADSs will be credited to an account maintained by the custodian at NECIGEF. The custodian will be the holder of record of all of these ordinary shares A. Once the custodian confirms the registration of the ordinary shares A on its account at NECIGEF, the depositary bank may create ADSs on your behalf. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares A. The records maintained by NECIGEF and the affiliated institutions of NECIGEF will show the ownership of the deposited ordinary shares A and transfers of ownership interests.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares A have been duly credited to the custodian's NECIGEF account. The depositary bank will only issue ADSs in whole numbers.

When you, through an affiliated institution of NECIGEF, make a deposit of ordinary shares A, you will be responsible for transferring good and valid title to the custodian. As such, you will be deemed to represent and warrant that:

o the ordinary shares A are duly authorized, validly issued, fully paid, non-assessable and legally obtained,

o all preemptive (and similar) rights, if any, with respect to such ordinary shares A have been validly waived or exercised,

o        you are duly authorized to deposit the ordinary shares A,

o the ordinary shares A presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement), and

o the ordinary shares A presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Withdrawal of Ordinary Shares A Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation in order to withdraw the underlying deposited securities. In order to withdraw the deposited securities, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the deposited securities being withdrawn and then an affiliated institution of NECIGEF you designate will be entitled to the delivery of the deposited securities represented by your ADSs. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, you will not have any rights under the deposit agreement in respect of the ADSs.

If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity, the genuineness of any signature and certain other documents the depositary bank deems appropriate before it will cancel your ADSs. The withdrawal of the deposited securities represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the deposited securities represented by your ADSs at any time, except for:

o temporary delays that may arise because (i) the transfer books for the ordinary shares A or ADSs are closed, or (ii) ordinary shares A are immobilized on account of a shareholders' meeting or a payment of dividends,

o        obligations to pay fees, taxes and similar charges, and

o restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares A represented by your ADSs. The voting rights of holders of ordinary shares A are described in "Description of Share Capital-Ordinary Shares-Voting Rights."

At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by your ADSs.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs in accordance with such voting instructions.

Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service                                                     Fees
--------                                                    -----
Issuance of ADSs  .........                      Up to $0.05, per ADS issued
Cancellation of ADSs ......                      Up to $0.05, per ADS canceled
Exercise of rights to purchase additional ADSs   Up to $0.05, per ADS issued
Distribution of cash upon sale of rights and     Up to $0.02, per ADS held
other entitlements

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

o fees for the transfer and registration of ordinary shares A (i.e., upon deposit and withdrawal of ordinary shares A),

o        expenses incurred for converting foreign currency into U.S. dollars,

o expenses for cable, telex and fax transmissions and for delivery of securities, and

o taxes and duties upon the transfer of securities (i.e., when ordinary shares A are deposited or withdrawn from deposit).

You should note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement (except in very limited circumstances enumerated in the deposit agreement).

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares A represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may, in certain circumstances, on its own initiative, terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

o For a period of six months after termination, you will be able to request the cancellation of your ADSs, the withdrawal of the ordinary shares A represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those deposited securities on the terms existing prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares A on deposit but will not distribute any such property to you until you request the cancellation of your ADSs.

o After the expiration of such six month period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect the records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

o We and the depositary bank are only obligated to take the actions specifically stated in the deposit agreement, and we must do so without negligence or bad faith.

o The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast and the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

o The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares A, for the validity or worth of the ordinary shares A, for any tax consequences that result from the ownership of ADSs, for the creditworthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices and for our failure to give notice.

o We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

o We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God, war or other circumstances beyond our control.

o We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement, in our articles of association or in any provisions of securities on deposit

o We and the depositary bank disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares A for deposit, any holder of ADSs or authorized representative thereof, or any other person believed in good faith by either of us to be competent to give such advice or information.

o We and the depositary bank disclaim liability for the inability of a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares A but is not, under the terms of the deposit agreement, made available to you.

o We and the depositary bank may rely without any liability upon any written notice, request or other document which we believe to be genuine and to have been signed or presented by the proper parties.

Pre-Release Transactions

The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares A or release ordinary shares A before receiving ADSs. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution payable to you the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay such taxes and governmental charges. You will be liable for any deficiency if the sale proceeds do not cover the taxes or charges that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received by it into U.S. dollars, if such conversion is practicable, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred by the depositary bank in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practicable or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

o convert the foreign currency to the extent practicable and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practicable,

o distribute the foreign currency to holders for whom the distribution is lawful and practicable, and

o hold the foreign currency (without liability for interest) for the applicable holders.

                  SUMMARY OF ADDITIONAL MATERIAL PROVISIONS OF
                  OUR ARTICLES OF ASSOCIATION AND OTHER MATTERS
General

We were incorporated under Netherlands law on December 21, 1990, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and were converted on December 11, 1997, into a public limited liability company (naamloze vennootschap). We have our corporate seat in Amsterdam, The Netherlands and are registered in the Amsterdam Commercial Register under number 33274976. We are not subject to the rules for large companies (structuurvennootschappen).

Set forth below is a summary of certain additional material provisions of the articles of association, as amended, and Netherlands corporate law. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of association and the law of The Netherlands. Copies of our articles of association and our most recent annual accounts and annual report may be obtained in both Dutch and English upon written request to us at our principal office or to our sponsor, Fortis Bank N.V., at its Amsterdam office.

Corporate Purpose

Article 3 of our articles of association provides that our business activity is, among other things:

o to own, operate, and develop subscription and multi-channel television systems and networks, to render related consulting, engineering and programming services and to provide other communications services,

o to incorporate, manage and finance, and to participate in other companies and enterprises, and

o to take up loans, land and make investments and acquire, transfer and dispose of claims and assets in general.

Acquisition of Our Own Shares

We may acquire our own shares subject to certain provisions of Netherlands law. We may only acquire our own fully paid up shares for consideration if (1) the shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called portion of the share capital and any reserves we must hold pursuant to Netherlands law, and (2) we and our subsidiaries would thereafter not hold or hold in pledge shares with an aggregate nominal value exceeding one-tenth of our issued share capital. Shares held by us in our own capital may not be voted or counted for quorum purposes at shareholders' meetings.

Acquisitions by us of our own shares may be effected by our Board of Management, subject to the approval of the Supervisory Board and United as the holder of our priority shares, only if the general meeting of shareholders has authorized the Board of Management to effect such acquisitions. The general meeting adopted such a resolution on June 9, 2000. Such resolutions expire within 18 months and must be renewed. Acquisitions by us of our own shares that are listed on a stock exchange do not require the above-mentioned authorization of the general meeting if made for the purpose of transferring such shares to our employees or employees of a company in our group.

Obligations to Disclose Holdings

Pursuant to the Netherlands Act on Disclosure of Holdings in Listed Companies 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996), anyone directly or indirectly obtaining or divesting our shares and thereby causing the percentage of shares directly or indirectly held by him or her, or direct or indirect voting control exercisable by him or her, to come under a different range must notify us and the Securities Board of The Netherlands. The relevant ranges are: 0 to 5%, 5 to 10%, 10 to 25%, 25 to 50%, 50 to 66 2/3% and 66 2/3% or more. Failure to disclose one's shareholdings is a criminal offense pursuant to the Netherlands Economic Offenses Act, and may also result in civil penalties, including suspension of voting rights, or administrative sanctions being imposed. As a holder of ADSs, you agree to comply with the requirements of the deposit agreement.

Shareholders Meeting

We are required to hold a general shareholders' meeting annually, as well as when the Supervisory Board or the Board of Management deem such necessary. Unless otherwise required by law or our articles of association, all decisions of the general meeting of shareholders may be adopted by a majority of the votes cast.

Adoption of Annual Accounts and Discharge

Within five months following the end of each fiscal year, the Board of Management must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of shareholders on account of special circumstances for up to six months. The annual accounts and report must then be submitted to the Supervisory Board, which will present a report on it to the general meeting of shareholders. The annual accounts and the annual report will be available to shareholders from the day of notice convening the annual general meeting of shareholders.

Pursuant to Netherlands law, each member of the supervisory board and board of management is responsible to us for the proper performance of his or her assigned duties. The general meeting of shareholders may resolve to discharge the members of the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned. This discharge of liability may be limited by mandatory provisions of Netherlands law, such as in the case of bankruptcy. Furthermore, such discharge does not extend to actions and omissions neither disclosed in or apparent from the adopted annual accounts nor otherwise communicated to the discharging shareholders. In case of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable for losses sustained as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Netherlands law, directors will not be held personally liable for decisions made with reasonable business judgment.

Dividends

Subject to certain exceptions, dividends are only paid by us on profits as shown in our annual financial statements. We may not pay dividends if the payment would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Netherlands law. Pursuant to our articles of association, the priority shares and preference shares have preferential dividend rights. See "Description of Share Capital - Priority Shares" and "- Preference Shares." Thereafter, the Board of Management, upon approval of the Supervisory Board, shall determine how much of the remaining profit shall be allocated to our reserves before dividends are paid on the ordinary shares. To date, we have not paid dividends on our ordinary shares and do not intend to do so for the foreseeable future. The Board of Management may propose, with the approval of the Supervisory Board, to the general meeting of the shareholders that some or all of the dividends on the ordinary shares will be paid in our shares rather than in cash. The Board of Management may, with the prior approval of the Supervisory Board and subject to certain statutory provisions, distribute one or more interim dividends. Any dividends paid but not claimed by the recipient within five years revert to us.

Capital Reduction

Upon the proposal of our Board of Management and after approval by the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued share capital by cancellation of shares or by reducing the nominal value of our shares, subject to certain statutory provisions and the provisions of our articles of association.

Amendment of the Articles of Association; Dissolution; Legal Merger; Split-up

Only United, as the holder of our priority shares, may propose amendments to our articles of association as well as to effect our legal merger, split-up or dissolution. The general meeting of shareholders cannot effect our merger, split-up or dissolution or amend our articles of association if the proposal is made by any one other than United as the holder of our priority shares.

Liquidation Rights

In the event that we are dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to holders of our share capital as follows: first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares; second, to any issued and outstanding class A preference shares in an amount as determined in the resolution by which such class A preference shares were issued, which may include, inter alia, (a) an amount equal to the accrued but unpaid dividend, (b) the nominal paid up amount on such class A preference shares and the contributed share premium, (c) a compensation over the paid capital, and (d) an amount equal to the amount the holder of such class A preference shares would be entitled to, had he converted these shares into ordinary shares on the day of liquidation; third, to the holders of priority shares in an amount equal to their nominal value; and, fourth any remaining assets shall be distributed to the holders of ordinary shares in proportion to the number of shares held by them regardless of the class of ordinary shares.

Transfer and Dividend Paying Agent and Registrar

Citibank, N.A. is the depositary bank for our ADSs.

Fortis Bank N.V. is the transfer and dividend paying agent and registrar for our ordinary shares A.

                        SHARES ELIGIBLE FOR FUTURE SALE

Our ordinary shares A are traded on the Official Segment of the stock market of Euronext Amsterdam, and ADSs representing ordinary shares A are traded on the Nasdaq National Market. No prediction can be made of the effect, if any, that the rights offering will have on the market price of the ordinary shares A or the ADSs.. Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, could adversely affect the market price of the ordinary shares A and the ADSs and could impair out future ability to raise capital through an offering of its equity securities.

Upon consummation of the rights offering and theseparate placement to United, if any, we will have outstanding between _____ and _____ ordinary shares A, depending on the number of ordinary shares A sold to United in the placement. We will also have outstanding 300 priority shares and 12,400 class A preference shares Series 1 convertible into approximately _____ ordinary shares A. The ordinary shares A and ADSs issued upon exercise of the rights will be freely tradable in the United States by persons other than us or our "affiliates" as that term is defined in SEC Rule 144, which is discussed below. All of the issued and outstanding priority shares and ordinary shares A held by United are "restricted securities" within the meaning of Rule 144 and may be sold in the public market only if registered or (as discussed below) sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

Under the regulations of Euronext Amsterdam, United and any other holder of 5% of more of our outstanding shares capital collectively may not until February 11, 2002, the third anniversary of our initial public offering, subject to certain exceptions, sell more than 25% of the shares then outstanding. This lock-up requirement applies unless we report a profit, in which case these shareholder collectively are entitled to dispose of a maximum of (1) 50% of the shares then outstanding if a profit was made during one year or (2) 75% of the shares then outstanding if a profit was made during two years. The Official Segment of the stock market of Euronext Amsterdam has agreed to grant permission to these shareholders to dispose of their remaining interest if such disposition is consummated through a public secondary offering involving a due diligence investigation, the issuance of a prospectus and compliance with the other listing rules of the Euronext Amsterdam occurring at least one year after our initial public offering. If we issue and sell more shares in the future (other than by way of a stock dividend, bonus shares of conversion or exercise of any securities into our shares) and the interest of any 5% holder in us falls below 5%, such holder will no longer be subject to the lock-up requirements of the Euronext Amsterdam.

In general, under Rule 144 of the Securities Act, any of our affiliates, or a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate), is entitled to sell in any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares then outstanding, or approximately, _____ shares immediately after this offering; or (2) the average weekly trading volume of the ADSs on the Nasdaq National Market during the four calendar weeks immediately preceding. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person or persons whose shares are aggregated who has not been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchases shares from us pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of the rights offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                     CERTAIN NETHERLANDS TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the acquisition, ownership and disposition of the ordinary shares A and/or ADSs and/or transferable rights and is the opinion of Arthur Andersen, special Netherlands tax counsel (belastingadviseurs) to us. This opinion represents Arthur Andersen's interpretation of existing law. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in our organizational structure or the manner in which we conduct our business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion, and this opinion will not be updated to reflect such subsequent changes.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR ACQUIRING, OWNING AND DISPOSING OF THE ORDINARY SHARES A AND/OR ADSs AND/OR RIGHTS.

Substantial Interest. A shareholder that owns, either via shares, warrants, conversion rights or options, directly or indirectly 5% or more of any class of shares, or 5% or more of the total issued share capital of a company is considered to have a "Substantial Interest" and is subject to special tax rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if all or part of a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest. In the situation that a shareholder has or is deemed to have a Substantial Interest in us, then, inter alia, all the ordinary shares A and/or ADSs and/or rights such shareholder holds will form a part of this Substantial Interest.

Unless indicated otherwise, the term "shareholder," as used herein, includes individuals and entities as defined under Netherlands tax law holding the ordinary shares A and/or ADSs and/or rights, but does not include any such person having a Substantial Interest in us.

Dividend Withholding Tax

The rights to be received at no charge will not be considered a dividend and will as such not be subject to dividend withholding tax.

Dividends that we distribute on our ordinary shares A are subject to withholding tax at a rate of 25%, unless:

     o the participation exemption (as defined in Article 13 of the Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act")) applies and the ordinary shares A and/or ADSs are attributable to the business carried out in The Netherlands, or

     o dividends are distributed to a corporate European Union member state shareholder, and both we and the recipient meet the criteria set out in article 4a of the Dividend Tax Act 1965, or

     o the rate is reduced by an applicable Convention for the avoidance of double taxation with respect to taxes on income (the "Income Tax Treaty"), or

     o Surtax (as described below) was due on the dividend distribution and the recipient is a resident of The Netherlands, the Netherlands Antilles or Aruba, a member state of the European Union or a country with which The Netherlands has concluded an Income Tax Treaty.

Dividends may include:

     o   distributions of cash,

     o   distributions of property in kind,

     o   constructive dividends,

     o   hidden dividends,

     o   liquidation proceeds in excess of our recognized paid-in capital,

     o consideration for the repurchase of the ordinary shares A and/or ADSs by us (including a repurchase by one of our direct or indirect subsidiaries, in excess of our recognized average paid-in capital, unless such repurchase is for temporary investment, or exempt on the basis of article 4c Dividend Tax Act 1965,

     o proceeds from the redemption of ordinary shares A and/or ADSs in excess of our recognized paid-in capital,

     o stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

     o   the repayment of paid-in capital not recognized as capital.

The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on the ordinary shares A and/or ADSs. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax may, under certain conditions, request a refund of the tax withheld.

Anti-abuse legislation relating to the beneficial ownership status of the dividend recipient has been proposed; however, this legislation has not yet entered into force. The entry into force depends on the discussions between the banking sector and the Ministry of Finance and could be effected by a Royal Decree. The measure, when entered into force, would disallow non-beneficial owner dividend recipients the credit of dividend withholding tax.

Dividends we pay to a resident corporate shareholder that qualify for the participation exemption will not be subject to the dividend withholding tax if the ordinary shares A and/or ADSs are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if the resident shareholder owns at least 5% of our nominal paid-in capital and additional conditions are met.

A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most income tax treaties, the withholding tax rate is reduced to 15% or less, provided that:

     o the recipient shareholder does not have a permanent establishment in The Netherlands to which the ordinary shares A and/or ADSs are attributable, and

     o   the recipient shareholder is the beneficial owner of the dividends.

Residents of the United States that qualify for, and comply with, the procedures for claiming benefits under the Convention between The Kingdom of The Netherlands and the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the "US/NL Income Tax Treaty"), generally are eligible for a reduction of the Netherlands withholding tax on dividend income to 15%, which rate may under certain conditions further be reduced to 5% if the beneficial owner is a company which holds directly at least 10% of our voting power. Generally, a holder of the ordinary shares A and/or ADSs will qualify for benefits under the US/NL Income Tax Treaty (subject to compliance with the procedures for claiming benefits) if the holder:

o        is the beneficial owner of the dividends paid,

o        is resident in the United States according to the US/NL Income Tax
         Treaty,

o does not hold the ordinary shares A and/or ADSs in connection with the conduct of business in The Netherlands,

o is an individual, an estate, a trust, a company and any other body of persons as defined in the US/NL Income Tax Treaty, and

o qualifies under article 26 of the US/NL Income Tax Treaty (Limitation on Benefits).

The US/NL Income Tax Treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, under the conditions as defined therein.

The withholding of tax on dividend distributions on ordinary shares A and/or ADSs to a non-resident corporate shareholder carrying on a business through a Netherlands permanent establishment is not required as long as:

     o   the Netherlands participation exemption applies, and

     o the ordinary shares A and/or ADSs form a part of the permanent establishment's business assets.

To qualify for the participation exemption, this entity should generally hold at least 5% of our nominal paid-in capital and meet other requirements.

Surtax

As a result of a major tax reform effective as of January 1, 2001, we will be subject to 20% corporate income tax on "excessive" dividends distributed by us in the period from January 1, 2001 up to and including December 31, 2005 ("Surtax").

Dividends (to be understood in the widest sense, like distributions in cash, liquidation proceeds and proceeds at the event of repurchase) are considered to be excessive if in a certain calendar year the total amount of distributed dividends exceeds the highest of the following amounts:

     o 4% of the fair market value of our issued ordinary shares A and/or ADSs in us at the beginning of that certain calendar year,

     o twice the amount of the average annual amount of dividends regularly distributed, as indicated in the "Surtax"-legislation (Temporary provisions to the Corporation Tax Act as described in article IV sub B of the Implementation Act Income tax 2001), by us during the three calendar years immediately preceding January 1, 2001, and

     o Our results of the preceding book year (exclusive of certain results as indicated in the "Surtax"-legislation).

The Surtax is reduced pro rata to the extent that we can demonstrate that at the time of the distribution, the ordinary shares A and/or ADSs were held, for an uninterrupted period of three years, by individuals or entities holding at least 5% of our nominal paid-in capital and that these shareholders are resident of The Netherlands, the Netherlands Antilles or Aruba, a member state of the European Union or a country with which The Netherlands has concluded an Income Tax Treaty. Shareholders holding 5% of the ordinary shares A and/or ADSs on September 14, 1999, are deemed to hold the ordinary shares A and/or ADSs for three years.

The preceding paragraph does not apply to investment institutions
(beleggingsinstellingen) as defined in the Netherlands Corporate Income Tax Act 1969.

The distribution tax is not levied to the extent that our distributions exceed the retained earnings and silent reserves present on December 31, 2000.

Income Tax Consequences for Residents and/or Deemed Residents of The Netherlands

Individual Income Tax. The individual resident or deemed individual resident holder will be taxed on a deemed income from "savings and investments" (sparen en beleggen), unless:

     o the ordinary shares A and/or ADSs and/or rights are attributable to a trade or business carried on by the individual shareholder, or

     o   form part of a Substantial Interest, or

     o the income derived from the ordinary shares A and/or ADSs and/or capital gains realized from the sale or exchange of the ordinary shares A and/or ADSs and/or rights qualify as "taxable income from one or more activities which do not generate taxable profit or taxable wages" (belastbaar resultaat uit overige werkzaamheden).

The deemed income from savings and investments amounts to 4% of the individual's "yield basis" (rendementsgrondslag), insofar as this yield basis exceeds a certain threshold. The yield basis is computed at the average of the assets and liabilities at the beginning and at the end of the year and consists of the fair market value of certain assets and liabilities of the individual, including ordinary shares A and/or ADSs and/or rights.

The deemed income from savings and investments is taxed annually at a flat rate of 30%, regardless whether any dividend is received, capital gains are realized or capital losses are suffered.

Income derived from the ordinary shares A and/or ADSs and capital gains realized from the sale or exchange of the ordinary shares A and/or ADSs and/or rights by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the ordinary shares A and/or ADSs and/or rights are attributable to a trade or business carried on by the individual shareholder, or the income and/or capital gains qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages.

Income derived from the ordinary shares A and/or ADSs and capital gains realized from the sale or exchange of the ordinary shares A and/or ADSs and/or rights by an individual resident shareholder that holds a Substantial Interest are generally subject to income tax at a rate of 25% on a net basis.

Corporate Income Tax.

Dividends received from the ordinary shares A and/or ADSs and capital gains realized from the sale or exchange of the ordinary shares A and/or ADSs and/or rights by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the ordinary shares A and/or ADSs and/or rights are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder, unless the shareholding in us qualifies for the participation exemption.

To qualify for the participation exemption, the corporate shareholder should generally hold at least 5% of our nominal paid-in capital and meet other requirements. The rights do not qualify for computing the 5% threshold.

If the ordinary shares A and/or ADSs and/or rights are held by a qualifying pension fund as described in article 5 of the Corporation Tax Act, dividends received from the ordinary shares A and/or ADSs and gains realized from the sale or exchange of the ordinary shares A and/or ADSs and/or rights are exempt from Netherlands corporation tax.

Income Tax Consequences for Non-Residents of The Netherlands

A non-resident holder of ordinary shares A and/or ADSs and/or rights will not be subject to Netherlands income tax on dividends received from the ordinary shares A and/or ADSs or capital gains derived from the sale or disposition of the ordinary shares A and/or ADSs an/or rights, provided such holder:

     o does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the ordinary shares A and/or ADSs and/or rights are attributable,

     o does not hold and has not held a Substantial Interest in our share capital or, in the event the non-resident holder holds or has held a Substantial Interest in us, such interest is or was a business asset in the hands of the holder,

     o does not carry out any activities which can be qualified as "taxable income from one or more activities which do not generate taxable profit or taxable wages" (belastbaar resultaat uit overige werkzaamheden) to which the holding of the ordinary shares A and/or ADSs and/or rights was connected,

     o does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the ordinary shares A and/or ADSs and/or rights is or was connected, and

     o does not share and has not shared directly (not through the beneficial ownership of ordinary shares A and/or ADSs and/or rights or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned ordinary shares A and/or ADSs and/or rights.

Income derived from ordinary shares A and/or ADSs or capital gains derived from the sale or disposition of ordinary shares A and/or ADSs and/or rights by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Netherlands corporation tax, provided that:

     o the ordinary shares A and/or ADSs and/or rights are attributable to the business carried out in The Netherlands, and

     o  The Netherlands participation exemption applies.

To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-in capital and meet other requirements.

Under most Income Tax Treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of ordinary shares A and/or ADSs and/or rights is in many cases allocated to the shareholder's country of residence.

Gift Tax and Inheritance Tax

Residents or Deemed Residents of The Netherlands. Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of ordinary shares A and/or ADSs and/or rights from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of ordinary shares A and/or ADSs and/or rights by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Netherlands national is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months proceeding the date of the gift. The ten-year and 12-month residency rules may be modified by an Income Tax Treaty.

Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

Non-Residents of The Netherlands. A gift or inheritance of ordinary shares A and/or ADSs and/or rights from a non-resident shareholder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident holder was not:

     o a Netherlands national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident holder was not a Netherlands national at the time of gift or death,

     o solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due),

     o engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets ordinary shares A and/or ADSs and/or rights, and

     o shared directly (not through the beneficial ownership of ordinary shares A and/or ADSs and/or rights or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned ordinary shares A and/or ADSs and/or Rights.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is the opinion of Holme Roberts & Owen LLP on the material U.S. federal income tax consequences to U.S. Shareholders of ordinary shares A or ADSs of the receipt, transfer, lapse, exercise, sale or exchange of rights. This discussion does not address the income taxes imposed by any political subdivision of the United States or any tax imposed by any other jurisdiction. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold ordinary shares A or ADSs as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and U.S. persons owning (directly, indirectly or constructively) 10% or more of the ordinary shares A or ADSs may be subject to different tax rules not discussed below.

General

The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the` Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change on a prospective or retroactive basis. The discussion is limited to those U.S. Shareholders who receive rights pursuant to the rights offering and have held the ordinary shares A or ADSs and who will hold the rights and any ordinary shares A or ADSs acquired upon the exercise of rights as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

For purposes of this discussion, a "U.S. Shareholder" is a holder of ordinary shares A or ADSs that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

Receipt of Rights. A U.S. Shareholder will not recognize taxable income for U.S. federal income tax purposes upon receipt of the rights.

Basis and Holding Period of the Rights. Except as provided in the following sentence, a U.S. Shareholder's tax basis in the rights received as a distribution with respect to such U.S. Shareholder's ordinary shares A or ADSs will be zero. If, however, either (i) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the ordinary shares A or ADSs with respect to which they are received or (ii) the U.S. Shareholder elects, in his or her U.S. federal income tax return for the taxable year in which the rights are received, to allocate part of the tax basis of such ordinary shares A or ADSs to the rights, then upon exercise or transfer of the rights, the U.S. Shareholder's tax basis in such ordinary shares A or ADSs will be allocated between the ordinary shares A or ADSs and the rights in proportion to the fair market values of each on the date of issuance. A U.S. Shareholder who considers electing to allocate part of his or her basis in such ordinary shares A or ADSs to the rights is urged to consult with his or her tax advisor in connection with such election.

The holding period of a U.S. Shareholder with respect to the rights received as a distribution on such U.S. Shareholder's ordinary shares A or ADSs will include the U.S. Shareholder's holding period for the ordinary shares A or ADSs with respect to which the rights were distributed.

In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of purchase.

Transfer of the Rights. A U.S. Shareholder or purchaser of rights who sells or exchanges rights will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis, if any, in the rights sold or exchanged. In the case of a U.S. Shareholder of the ordinary shares A or ADSs, gain or loss on the sale or exchange of rights will be capital gain or loss, so long as we are not classified as a Passive Foreign Investment Company or Foreign Personal Holding Company as further described herein, if gain or loss from a sale or exchange of the ordinary shares A or ADSs held by such U.S. Shareholder would be characterized as capital gain or loss at that time.

Lapse of the Rights. U.S. Shareholders who allow the rights received by them in the rights offering to lapse will not recognize any gain or loss, and no adjustment will be made to the tax basis of the ordinary shares A or ADSs they own. Purchasers of the rights will recognize a loss equal to their tax basis in the rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a capital loss.

Exercise of the Rights; Basis and Holding Period of the Ordinary Shares A or ADSs. U.S. Shareholders will not recognize any gain or loss upon the exercise of rights.

The tax basis of the ordinary shares A or ADSs acquired through exercise of the rights will be equal to the sum of the issue price for the rights and the U.S. Shareholder's tax basis in such rights, if any. The holding period for the ordinary shares A or ADSs acquired through exercise of the rights will begin on the date the rights are exercised.

Taxes on Other Distributions

Subject to the PFIC rules discussed below, the gross amount of any distribution other than shares and share rights (including any Netherlands withholding tax thereon) actually or constructively received by a U.S. Shareholder with respect to ordinary shares A or ADSs will be a dividend and included in the gross income of the U.S. Shareholder as ordinary income to the extent of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles as of year end). Our dividends will generally constitute income from sources outside the United States and will not therefore be eligible for the dividends received deduction that is allowed to United States corporate shareholders on dividends paid by another corporation out of income from sources within the United States.

A distribution in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of such U.S. Shareholder's adjusted tax basis in its ordinary shares A or ADSs. Any distribution in excess of such tax basis will constitute gain, which gain will be capital gain if the ordinary shares A or ADSs are held as capital assets.

The amount of any distribution paid in euros will be the dollar value of the euros on the date of distribution, regardless of whether the U.S. Shareholder converts the payment into dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale, conversion or disposition of euros will be ordinary income or loss. Such gain or loss will generally be income or loss from sources within the United States.

Subject to certain conditions and limitations, Netherlands tax withheld in accordance with the Income Tax Treaty of December 18, 1992, between The Netherlands and the United States will be treated as a foreign tax that U.S. Shareholders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Amounts paid in respect of dividends on ordinary shares A or ADSs will generally be treated for U.S. foreign tax credit purposes as "passive income," or in the case of certain holders, "financial services income." Additional withholding tax, if any, in excess of the rate applicable under the Treaty generally will not be eligible for credit against the U.S. Shareholder's U.S. federal income tax liability.

Netherlands withholding tax may not be creditable against the U.S. Shareholder's U.S. federal income tax liability to the extent we are permitted to reduce the amount of dividend withholding tax paid over to The Netherlands Tax Administration by obtaining a credit for withholding tax imposed on certain dividends paid to us. We will endeavor to provide to U.S. Shareholders the information they will need to calculate their foreign tax credit.

Sale or Other Disposition of Ordinary Shares A or ADSs

A U.S. Shareholder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of ordinary shares A or ADSs in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Shareholder's tax basis for the ordinary shares A or ADSs. Such gain or loss will be a capital gain or loss if the ordinary shares A or ADSs are held as a capital asset, and long-term capital gain if the holding period requirement is met, so long as we are not classified as a PFIC or FPHC as further described herein. Any such gain or loss will generally be U.S. source gain or loss.

Passive Foreign Investment Company

We have determined that we are not currently a passive foreign investment company ("PFIC") for U.S. federal income tax purposes. This is a factual determination that must be made annually and thus may change. If we were determined to be a PFIC, any gain from the sale or exchange of ordinary shares A or ADSs by a U.S. Shareholder would be allocated ratably to each year in the holder's holding period and would be treated as ordinary income. U.S. federal income tax would be imposed on the amount allocated to each year prior to the year of disposition at the highest rate in effect for that year, and interest would be charged at the rate applicable to underpayments on the tax payable in respect of the amount so allocated. The same rules would apply to "excess distributions," which are defined generally as distributions exceeding 125% of the average annual distribution made by us over the shorter of the holder's holding period or the three preceding years. We will evaluate our PFIC status on an annual basis and will inform U.S. Shareholders in the event that we determine that we are a PFIC.

A U.S. Shareholder will not be subject to the special tax and interest charge regime described above if it makes a "Qualified Electing Fund" ("QEF") election for the first taxable year in which such U.S. Shareholder owns ordinary shares A or ADSs and for which we are a PFIC. Instead, such U.S. Shareholder would be required to include its pro rata share of our ordinary earnings and net capital gain in income for U.S. federal income tax purposes for each taxable year (regardless of when or whether cash attributable to such income is actually distributed). A QEF election is effective only if certain information is made available to U.S. Shareholders by us. In the event we determine that we have become a PFIC, we would undertake to notify U.S. Shareholders and to comply with the information requirements necessary to permit U.S. Shareholders to make QEF elections and to determine their pro rata shares of our ordinary earnings and net capital gain.

Foreign Personal Holding Company Classification

We could be classified as a foreign personal holding company ("FPHC") if in any taxable year (i) five or fewer individuals who are United States citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock and (ii) at least 60% (50% in certain cases) of its gross income consists of passive income such as dividends, interest, gains, rent and royalties. Classification as an FPHC would in general require each U.S. Shareholder who held ordinary shares A or ADSs on the last day of the taxable year to include in gross income as a dividend such shareholder's pro rata portion of our undistributed FPHC income.

We do not expect to be an FPHC for 2001. This is a factual determination that must be made annually and thus our status of whether we are an FPHC is subject to change.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, U.S. Shareholders may be subject to backup withholding at the rate of 31% with respect to payments made pursuant to ordinary shares A or ADSs unless such U.S. Shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that the taxpayer identification number is correct and that the U.S. Shareholder is not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the U.S. Shareholder's U.S. federal income tax liability. We may require U.S. Shareholders to establish exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH U.S. SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING APPLICABLE TO HIS OR HER PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

                           DEALER MANAGER ARRANGEMENTS

The ordinary shares A and ADSs offered pursuant to the rights offering are being offered by us directly to holders of our ordinary shares A and ADSs. We have retained _________ and ________ to act as the dealer managers in connection with the rights offering. The dealer managers will provide marketing assistance in connection with the rights offering and will solicit the exercise of rights by holders.

We have agreed to pay the dealer managers a selling commission of __________ for each ordinary share A issued in connection with the rights offering, except ordinary shares A purchased by United and __________. In addition, we have agreed to reimburse certain of the dealer managers' expenses.

We have agreed to indemnify the dealer managers with respect to certain liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments which the dealer managers may be required to make in respect thereof.

None of the dealer managers has prepared any report or opinion constituting a recommendation or advice to us or our shareholders or holders of our ADSs, nor has any dealer manager prepared an opinion as to the fairness of the issue price or the terms of the rights offering to us or our current shareholders or holders of our ADSs. None of the dealer managers expresses an opinion nor makes any recommendation to shareholders or holders of our ADSs as to the purchase by any person of any ordinary shares A or ADSs. None of the dealer managers expresses an opinion as to the prices at which ordinary shares A or ADSs to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

Other than the dealer managers, the ordinary share subscription agent and the ADS subscription agent, we have not employed any brokers, dealers or underwriters in connection with solicitation of exercise of the rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with the rights offering. Some of our employees may solicit responses from shareholders or holders of our ADSs, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

In connection with the rights offering, the dealer managers may purchase and sell ordinary shares A, ADSs, ordinary share rights and ADS rights in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by a dealer manager of a greater number of any of these securities than it holds. Stabilizing transactions consist of various bids for or purchases of any of these securities made by a dealer manager in the open market prior to the completion of the rights offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our ordinary shares A, ADSs, ordinary share rights or ADS rights and may stabilize, maintain or otherwise affect the market price of those securities. As a result, the price of those securities may be higher than the price that otherwise might exist in the open market. These transactions may be effected on the Official Segment of the stock market of Euronext Amsterdam, on the Nasdaq National Market, in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued at any time and, in any event, will be discontinued not later than 30 days after the closing of the rights offering.

                                  LEGAL MATTERS

The validity of the ordinary shares and the preference shares and the status of the debt securities as our binding obligations will be passed on for us by Holme Roberts & Owen LLP, Denver, Colorado and Allen & Overy, Amsterdam, The Netherlands. Certain legal matters will be passed on for the dealer-manager by Skadden, Arps, Slate, Meagher & Flom LLP, London, England, and De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands.

                                     EXPERTS

The consolidated financial statements and schedules as of December 31, 1999 and 2000, and for the three years ended December 31, 2000, and incorporated by reference in this prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

                        ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of The Netherlands, and certain members of our Supervisory Board, our Board of Management and certain of the experts named herein are residents of The Netherlands or other countries outside the United States. Substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against us or such persons in courts in the United States judgments of such courts predicated upon the civil liability provisions of United States securities laws. We have been advised by legal counsel in The Netherlands, Allen & Overy, that because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, a final judgment rendered by a United States court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim will have to be relitigated before a competent Dutch court. Under current practice, however, a final and conclusive judgment rendered by a United States court will be recognized by a Dutch court if it finds that (1) the final judgment results from proceedings compatible with Netherlands concepts of due process and (2) the final judgment does not contravene public policy of The Netherlands. If the final judgment is recognized by a Dutch court, that court generally will grant the same judgment without relitigation on the merits. In addition, Netherlands law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.

                           FORWARD LOOKING STATEMENTS

This prospectus, including incorporated documents, includes forward looking statements within the meaning of U.S. federal securities law. We base forward looking statements on our reasonable beliefs, assumptions, and expectations of our future economic performance, taking into account information currently available to us. Forward looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the results expressed or implied in such forward looking statements.

Some of the factors which could materially alter the outcomes and results include:

o        general economic conditions,

o        industry-wide market factors, including competition,

o        capital expenditure requirements,

o        regulatory developments affecting our operations,

o        interest rates,

o        taxes,

o        operating losses,

o        future losses anticipated,

o        recent share history, and

o        access to capital markets

                              AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

                  Judiciary Plaza, Room 10024
                  450 Fifth Street, N.W.
                  Washington, D.C.  20549

                  Seven World Trade Center
                  Suite 1300
                  New York, New York  10048

                  Citicorp Center
                  500 West Madison Street
                  Suite 1400
                  Chicago, Illinois  60661

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of that site is http://www.sec.gov.

Our ADSs representing our ordinary shares A are traded on the Nasdaq National Market, and copies of reports, proxy statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. We also plan to file a registration statement on Form F-6 that registers the ADSs we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statements from this prospectus.


                      INFORMATION INCORPORATED BY REFERENCE

The following documents (the "Reports") have been filed with the SEC (File No. 000-25365) and are incorporated in this prospectus by reference and made a part hereof.

1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (the "Annual Report").

2. Our Proxy Statement for our annual shareholders' meeting to be held on May 17, 2001.

3.       Our Reports on Form 8-K dated January 16, 2001 and February 23, 2001.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the rights offering, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the dates of filing of such documents.

Any statement contained in the Annual Report shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such report. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to Ruth Pirie, Investor Relations, United Pan-Europe Communications N.V., Boeing Avenue 53, 1119 PE, Schiphol Rijk, The Netherlands; + 44 20 7661 3422.

                                   [UPC Logo]


                          125,000,000 Ordinary Shares A
         in the form of Ordinary Shares A or American Depositary Shares











                               ____________, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the prospectus contained in this Registration Statement.

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee, are estimated:

 Securities and Exchange Commission registration fee .......         $225,327
 NASD and blue sky fees.....................................                *
 Depositary fees and expenses...............................                *
 Legal fees and expenses....................................                *
 Accounting fees............................................                *
 Printing and engraving expenses............................                *
 Miscellaneous..............................................                *
         Total..............................................     $          *
                                                                  ===========
---------
*      To be completed by amendment

Item 15.  Indemnification of Directors and Officers

         UPC has entered into indemnification agreements with its directors and executive officers, providing for indemnification by UPC against any liability to which a director or executive officer may be subject for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the Management or Supervisory Board, or an executive officer, or in any other capacity in which services are rendered to UPC or its subsidiaries. UPC believes that the indemnification agreements will assist UPC in attaining and retaining qualified individuals to serve as directors and executive officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if indemnification is expressly prohibited under applicable law, (ii) for certain violations of securities laws of (iii) for certain claims initiated by the officer or director. Generally, under Netherlands law, a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing. In addition, indemnification may not be available to directors or officers under Netherlands law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of breach of securities laws of the United States.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

1.1      Form of Dealer Manager Agreement*

1.2      Commitment Agreement*

4.1      Form of warrants for ADSs*

5.1 Opinion of Allen & Overy as to as to the legality of the issuance of the ordinary shares A*

5.2 Opinion of Holme Roberts & Owen LLP as to the legality of the issuance of the ADSs*

8.1      Opinion of Arthur Andersen as to certain Netherlands tax matters*

8.2      Opinion of Holme Roberts & Owen LLP as to certain U.S. tax matters*

10.1     Form of Rights Agency Agreement between UPC and the Rights Agent*

23.1     Consent of Arthur Andersen

24.1     Powers of Attorney

-----------------------------------
*        To be filed by amendment.


Item 17.          Undertakings

UPC hereby undertakes that:

      For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by UPC pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

UPC hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of UPC's annual report pursuant to Section 13 (a) or
Section 15 (d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of UPC pursuant to any charter provision, by-law, contract, arrangement, statute, or otherwise, UPC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by UPC of expenses incurred or paid by a director, officer or controlling person of UPC in the successful defense of any action, suit or proceeding) is asserted against UPC by such director, officer or controlling person in connection with the securities being registered, UPC will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on this 11th day of April, 2001.

                                United Pan-Europe Communications N.V.,
                                a Netherlands public limited liability company

                                By:  /s/      Charles H.R. Bracken
                                    --------------------------------------------
                                    Charles H. R. Bracken
                                    Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

                 Signature                                      Title                            Date
                 ---------                                      -----                            ----

                               *              Chairman of Board of Management and Chief     April 11, 2001
----------------------------------------
             Mark L. Schneider                Executive Officer


  /s/ Charles H.R. Bracken                    Board of Management Member and Chief          April 11, 2001
----------------------------------------
            Charles H.R. Bracken              Financial Officer (Principal Accounting
                                              Officer)

                               *              Board of Management Member, Managing          April 11, 2001
----------------------------------------
              Nimrod J. Kovacs                Director, Eastern Europe and Executive
                                              Chairman, UPC Central Europe

                               *              Board of Management Member and Chief          April 11, 2001
----------------------------------------
               Gene Musselman                 Operating Officer

                               *              Board of Management Member and Managing       April 11, 2001
----------------------------------------
               Shane O'Neill                  Director, Strategy, Acquisitions and
                              Corporate Development

                               *              Board of Management Member and President      April 11, 2001
----------------------------------------
              John F. Riordan
                               *              Board of Management Member and General        April 11, 2001
----------------------------------------
              Anton M. Tuijten                Counsel

                               *              Supervisory Board Member and agent for
----------------------------------------
              Michael T. Fries                service.


                               *              Supervisory Board Member                      April 11, 2001
----------------------------------------
             John P. Cole, Jr.
                                             Supervisory Board Member                      April 11, 2001
----------------------------------------
              Richard De Lange
                               *              Supervisory Board Member                      April 11, 2001
----------------------------------------
             Ellen P. Spangler
                               *              Supervisory Board Member                      April 11, 2001
----------------------------------------
               Tina M. Wildes

*By  /s/ Charles H.R. Bracken
     ------------------------
  Charles H.R. Bracken, Attorney-in-
  fact